Contract No. DE-MS79-95BP94766

                         GENERAL TRANSMISSION AGREEMENT
                                 executed by the
                            UNITED STATES OF AMERICA
                              DEPARTMENT OF ENERGY
                            acting by and through the
                         BONNEVILLE POWER ADMINISTRATION
                                       and
                           NORTHWEST ALUMINUM COMPANY

                                Index to Sections
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      Section                                                               Page
         1.     Term of Agreement...........................................  3
         2.     Definition and Explanation of Terms ........................  3
         3.     Exhibits; Interpretations ..................................  7
         4.     Designation of Transmission Demand..........................  8
         5.     Transmission of Electric Power .............................  8
         6.     Payment by The Customer .................................... 11
         7.     Power Scheduling ........................................... 12
         8.     Reactive Power ............................................. 13
         9.     Revision of Exhibits ....................................... 13
         10     Addition or Deletion of Points of Integration and
                Points of Delivery and Changes in Transmission Demands ..... 14
         11.    Option to Convert Service .................................. 17
         12.    Requests and Disputes ...................................... 18
         13.    Power Sales Contract ....................................... 18
         14.    Priority ................................................... 19
         15     Assignment ................................................. 19
         16.    Stability Reserves ......................................... 19
         17.    Power Services ............................................. 28
         18.    No Third Party Beneficiaries ............................... 29

                Exhibit A     (Transmission Rate Schedules and General
                              Transmission Rate Schedule Provisions)........  7
                Exhibit B     (General Wheeling Provisions).................  7
                Exhibit C     (Transmission Parameters) ....................  7
                Exhibit D     (Transmission Loss Factors) ..................  7
                Exhibit E     (Request and Response Procedures).............  7
                Exhibit F     (Stability Reserves Schemes)..................  7

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     This GENERAL TRANSMISSION AGREEMENT (Agreement), executed April 7, 1995, by the UNITED STATES OF AMERICA (Government), Department of Energy, acting by and through the BONNEVILLE POWER ADMINISTRATION (Bonneville), and NORTHWEST ALUMINUM COMPANY, a corporation of the State of Maryland, each of which may be referred to herein individually as "Party" or collectively as "Parties".

                                   WITNESSETH:

     WHEREAS, Bonneville Power Administration ("Bonneville") and Northwest Aluminum Company, on October 23, 1995, entered into Contract No.
DE-MS79-85BP91987, (which as the same may be amended or replaced is hereinafter referred to as Power Sales Contract); and

     WHEREAS, Bonneville is, or intends to become, a party to the Westwide Regional Transmission Association ("RTA") and the Northwest RTA which implements portions of the National Energy Policy Act of 1992 (EPA 92).

     WHEREAS, Bonneville is willing to offer transmission services to the Direct Service Industrial Customers which are comparable to the services that its Utility Customers receive under EPA 92 and the Northwest RTA.

     WHEREAS, Bonneville is authorized pursuant to law to dispose of electric power and energy generated at various Federal hydroelectric projects in the Pacific Northwest or acquired from other resources, to construct and operate transmission facilities, to provide transmission and other services, and to enter into agreements to carry out such authority;

     NOW, THEREFORE, the Parties hereto mutually agree as follows:

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1.   TERM OF AGREEMENT

     (a) This Agreement shall be effective at 2400 hours on the date of execution (Effective Date) and shall continue in effect until 2400 hours on the fifth anniversary of the Effective Date; provided, however, that power transactions to which the Waiver and Release between the parties applies, signed by Bonneville on March 15, 1995, may continue to be transmitted under this Agreement until June 30, 2001.

     (b) Under expiration of this Agreement, and subject to the outcome of National Environmental Policy Act review, Bonneville will offer to extend transmission services provided hereunder, of the same quality as, and on rates, terms and conditions consistent with, those offered to entities with the right to request wheeling service under section 211 of the Federal Power Act.

2.   DEFINITION AND EXPLANATION OF TERMS

     (a) "Agency" means the Federal Energy Regulatory Commission or its successor.

     (b) "Available Transmission Capacity" and all other terms defined in Exhibit E are incorporated into this section as if set out herein.

     (c) "Customer Facilities" means the Customer's production facility served by Bonneville under its Power Sales Contract as of the Effective Date of this Agreement.

     (d) "Contract Demand" means the number of megawatts specified as the Customer's Contract Demand, as of the Effective Date of this Agreement, in subsection 5(a) of its Power Sales Contract plus the megawatts for transmission losses associated with such Contract Demand; provided, that for purposes of this Agreement, upon Customer's request and pursuant to subsection 5(d) of the Power Sales Contract,

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the       Customer's Contract Demand shall be changed to reflect the maximum allowable Contract Demand to which Customer would have been entitled under subsection 5(d), Technological Allowances of the Power Sales Contract if the Customer's Power Sales Contract (and all other companies' power sales contracts) were in effect as of the date of Customer's request; provided further, that for purposes of this Agreement, Customer's Contract Demand shall not be reduced by any termination under section 2 of the Power Sales Contract.

     (e) "Eastern Intertie" means the transmission facilities consisting of the Townsend- Garrison double-circuit 500 kV transmission fine segment including related terminals at Garrison.

     (f) "Electric Power" or "power" means electric peaking capacity, expressed in kilowatts, or electric energy, expressed in kilowatt hours, or both.

     (g) "FCRTS" or "Federal Columbia River Transmission System" means the transmission facilities of the Federal Columbia River Power System, which include all transmission facilities owned by the Government and operated by Bonneville, and other facilities over which Bonneville has obtained transmission rights, excluding the Southern Intertie, the Northern Intertie and the Eastern Intertie, provided, that the FCRTS shall include any intertie if the costs associated with such intertie are rolled-into the IR-93 transmission rate or its successor.

     (h) "Northern Intertie" means the transmission facilities consisting of two 500 kV lines between Custer Substation and the United States-Canadian boarder, one 500 kV line between Custer and Monroe Substations, and two 230 kV lines from Boundary Substation to the United States-Canadian border, and the associated substation facilities.

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     (i)  "Points of Delivery" or "POD" means the points, named in the
          Transmission Parameters Exhibit, where Electric Power may be made available to the Customer hereunder.

     (j)  "Points of Integration" or "POI" means:

          (1) the point or points requested by the Customer and listed in the Transmission Parameters Exhibit, where Electric Power from the Customer's Resources shall be integrated into the FCRTS hereunder; or

          (2) the points mutually agreed upon by the Parties hereto where Electric Power from other Resources may be made available to Bonneville for nonfirm transmission to the Customer's Points of Delivery. If requested, the Resources to be integrated at each Point of Integration shall be identified.

     (k)  "Resource" means:

          (1) any of the Customer's generating or contractual resources listed in the Transmission Parameters Exhibit requiring firm transmission services on the FCRTS; and

          (2) any resource for which nonfirm transmission service is requested and which is made available to Bonneville at mutually agreed upon Points of Integration on the FCRTS; and

          (3) any other resource not listed in the Transmission Parameters Exhibit, but which is used to supply back-up for a listed resource.

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     (l)  "Southern Intertie" means the following facilities: two 500 kV transmission lines extending from John Day Substation to the Malin Substation and to the California- Oregon border; portions of John Day, Grizzly, and Malin Substations and the Sand Springs, Fort Rock, and Sycan Compensation Stations; a portion of the Buckley Summer Lake 500 kV transmission line and associated substations; portions of the Buckley-Marion and Marion-Alvey 500 kV transmission lines and associated facilities; a portion of Bonneville's capacity rights in the Summer Lake-Malin 500 kV transmission line; Bonneville's rights in the Meridian-Malin 500 kV transmission line and Bonneville's share of ownership of the Alvey-Meridian 500 kV transmission line; Captain Jack Substation; the 500 kV transmission line from Captain Jack Substation to the California-Oregon border; the DC transmission line between the Celilo Converter Station in The Dalles, Oregon, and the Nevada-Oregon Border; and any modifications, additions, improvements, or other alterations thereto.

     (m) "Total Power Wheeled" for each hour means the sum of the Electric Power scheduled hereunder on such hour to Bonneville, including but not restricted to Electric Power scheduled pursuant to the provisions of section 7 hereof, at all points on the FCRTS where Bonneville accepts such Electric Power from the Customer or Customer's Supplier(s) for transmission hereunder to the Customer's Points of Delivery.

     (n) "Transmission Demand" at a Point of Integration means the maximum firm transmission capacity which Bonneville shall be obligated to have available at each Point of Integration for the purpose of integrating Electric Power from a Resource specified in the Transmission Parameters Exhibit for the Customer hereunder. The level of the Transmission Demand shall be based on the hourly peak capability of the Customer's Resource to be integrated hereunder at such Point of Integration. The sum of the Customer's Transmission Demands (Total Transmission Demand) is specified in the Transmission Parameters Exhibit.

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     (o)  "Use-of-Facilities Charge" means the charges, if any, specified in the
          Transmission Parameters Exhibit, applicable to Points of Integration and Points of Delivery for the purpose of recovering the cost of identifiable facilities provided by Bonneville for the Customer's use. Such charges and their application shall be consistent with the Use-of-Facilities Transmission Rate Schedule, contained in the Transmission Rate Schedules and General Transmission Rate Schedule Provisions Exhibit, and shall also be consistent with Bonneville's Customer Service Policy.

     (p) "Utility Customers" means public agency or investor-owned utility customers of Bonneville.

     (q) "Workday" for the purpose of power scheduling means a day which the Parties hereto jointly observe as a regular workday.

3.   EXHIBITS; INTERPRETATIONS

     The rights and obligations of the Parties with respect to provisions hereunder shall be subject to and governed only by this Agreement, including Exhibits A through F (Exhibits) attached hereto and by this reference made a part of this Agreement. The provisions of section 38 of the General Wheeling Provisions [GWP Form-4R] require a minimum notice prior to a Rate Adjustment Date. If the rates are disapproved or conditions are placed on them by the Agency authorized to approve Bonneville's transmission rates, Bonneville shall not be required to give the minimum notice prior to resubmitting the rates to the Agency or implementing the Agency approved rates. The headings used in this Agreement are for convenient reference only, and shall not affect the interpretation of this Agreement. The Customer shall be the "Transferee" and Bonneville shall be the "Transferor" referred to in the General Wheeling Provisions Exhibit.

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4.   DESIGNATION OF TRANSMISSION DEMAND

     Unless otherwise agreed and for delivery of power and energy to Customer's production facilities for consumption up to Customer Contract Demand, Bonneville shall provide a maximum Total Transmission Demand to Customer equal to Customer's Contract Demand minus the minimum annual contract demand associated with expected purchases of federal power, as determined by the Customer; provided, however, that Customer's requests for service meet the requirements of this Agreement. (For purposes of this section 4, "expected purchases of federal power" shall include only purchases of one-year or more.) Bonneville shall make available to Customer the Transmission Demand requested by Customer at the requested POI if Bonneville has (or can acquire through construction of new facilities or otherwise) Available Transmission Capacity to provide the requested service.

5.   TRANSMISSION OF ELECTRIC POWER

     (a) During each hour of the term hereof, the Customer shall make available or arrange to have made available to Bonneville at the Point(s) of Integration, the Total Power Wheeled; and Bonneville shall for each such hour make an amount of Electric Power equal to the Total Power Wheeled available to the Customer at the Point(s) of Delivery, subject to the conditions in paragraphs (a)(1) through (a)(3) below.

          (1) Bonneville may, but shall not be obligated to, integrate amounts of Electric Power on any hour which exceed the Total Transmission Demand.

          (2) Bonneville may, but shall not be obligated to, integrate at a Point of Integration on any hour, amounts of Electric Power which exceed the Transmission Demand at such Point of Integration.

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          (3)  Bonneville may, but shall not be obligated to, integrate Electric
               Power from Resources other than Resources listed in the Customer's Transmission Parameters Exhibit, provided that the Points of Integration for such Electric Power have been mutually agreed upon; provided however, any such integration of power, to the extent that the Total Transmission Demand is not exceeded, shall be provided, in accordance with the Integration of Resources Transmission Rate Schedule. The Energy Transmission
               Rate Schedule shall not be applicable to integration of power from Resources to the extent such integration does not exceed the Total Transmission Demand.

     (b) If, for any hour, the Customer determines that it has Electric Power available for nonfirm transmission over the FCRTS, the Customer may request nonfirm transmission service from Bonneville. If Bonneville has Available Transmission Capacity to provide the requested service, then Bonneville will provide transmission service for such excess Electric Power as a separately identified part of its schedule pursuant to section 7. Charges for such transmission, if in excess of Total Transmission Demand, shall be applied in accordance with the Energy Transmission rate schedule, or its successor, attached hereto as part of Exhibit A. At its discretion, Bonneville may provide such nonfirm transmission service notwithstanding section 4.

          (1) The option to schedule Electric Power as nonfirm transmission service shall not be used to avoid having a Total Transmission Demand which reasonably reflects Transmission Demand for each Resource and the combined peak demand for wheeling which the Customer regularly places on Bonneville. Bonneville shall have the right to refuse to provide service on a nonfirm basis if it determines that the Transmission Demand at a Point of Integration should be increased or the Total Transmission Demand should be increased.

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          (2)  Any transaction using the FCRTS which is exempt from wheeling charges or loss assessment at the time of actual transmission, such as qualifying transactions under the Coordination Agreement (Contract No. 14-03- 48221), and which is subsequently converted to a sale to an entity other than Bonneville, shall be retroactively billed as nonfirm transmission service and shall be assessed losses unless such conversion is allowed or provided for under another agreement to which Bonneville is a party. Such qualifying transactions shall not be subject to paragraph (b)(3) below.

          (3) Except as provided in subsection 5(b) for nonfirm transmission, amounts of Electric Power wheeled hereunder which exceed the Transmission Demand shall be billed under the ratchet provision of section 6, and/or an appropriate Bonneville rate for transmission without prior agreement.

     (c) To compensate Bonneville for losses incurred in providing services hereunder, the Customer shall make available to Bonneville at the Customer's Points of Delivery, unless otherwise mutually agreed between the Parties, on the current hour, the amounts of Electric Power determined pursuant to the Transmission Loss Factors Exhibit for service performed pursuant to subsections (a) and (b) above; provided, however, that if mutually agreed, losses due to wheeling over designated facilities shall be purchased from Bonneville and deemed to be delivered to Bonneville by the Customer instead of being made available with scheduled energy.

     (d) Bonneville shall, if requested by the Customer and if it is within Bonneville's capability to do so without adversely affecting its other obligations, make replacement Electric Power available to the Customer hereunder, without additional cost to the Customer except as provided in this subsection, if Electric Power to be made available to Bonneville pursuant to subsection (a) above cannot

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          be made available solely because of suspension or interruption of, or interference with, the operation of the FCRTS. The Customer shall, at Bonneville's option:

          (1) reimburse Bonneville for any cost or loss of revenue incurred in making such replacement Electric Power available;

          (2) replace all or a portion of such replacement Electric Power with the Customer's Electric Power at a time agreed upon by the Parties prior to delivery; or

          (3) reimburse and replace pursuant to paragraphs (1) and (2) above in amounts determined by Bonneville which in total are equivalent in value to the replacement Electric Power delivered to the Utility pursuant to this subsection.

               The method to replace or reimburse shall be specified by Bonneville at the time of the Customer's request for replacement Electric Power.

     (e) The Customer shall not use rights obtained under this Agreement to provide transmission services for another entity.

6.   PAYMENT BY THE CUSTOMER

     As compensation for services provided hereunder, the Customer shall pay Bonneville each month during the term hereof, amounts determined as provided in this section and in accordance with the Transmission Parameters Exhibit and the Transmission Rate Schedules and General Transmission Rate Schedule Provisions Exhibit. Any ratchet demand that may occur as determined by Bonneville pursuant to the Transmission Rate Schedules and General Transmission Rate Schedule Provisions, does not constitute an

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     increase in any Transmission Demand approved by Bonneville and any continued service at such level will depend on the availability of facilities as determined by Bonneville. Any changes in Transmission Demands must be requested in accordance with section 10.

     (a) For integration of Electric Power pursuant to subsection 5(a), the Customer shall pay Bonneville in accordance with the appropriate rate schedules for integration of resources, use-of-facilities, and other transmission services.

     (b) For nonfirm transmission of Electric Power pursuant to subsection 5(b), the Customer shall pay Bonneville the rate specified in the current rate schedule for nonfirm transmission applicable to the facilities being used.

     (c) If granted a Transmission Demand at a POI, Customer may, pursuant to the other provisions of this Agreement, reserve such Transmission Demand prior to actual use by paying Bonneville a deposit. Such deposit will be determined by Bonneville in a manner comparable to that applied to its Utility Customers.

7.   POWER SCHEDULING

     The Customer shall submit or arrange to have submitted to Bonneville by 1000 hours (Pacific Time) of each Workday:

     (a) for Resources requiring transmission herein to which the Customer has generation control:

          (1) a retroactive report of the Electric Power supplied to Bonneville for each hour of the previous day or days; and

          (2) at Bonneville's request, estimated amounts of Electric Power as specified in paragraph (1) above for each hour of the following day or days;

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     (b)  for Resources requiring transmission herein to which the Customer does not have generation control:

          (1) at Bonneville's request, a schedule in advance of Electric Power to be supplied to Bonneville for each hour of the following day or days; and

          (2) if the resource is within Bonneville's control area, a retroactive report of the Electric Power supplied by each Resource as made available to Bonneville for each hour of the previous day or days;

     (c) a retroactive report of the hourly amounts of Electric Power which the Customer made available to Bonneville for nonfirm transmission pursuant to subsection 5(b); provided, however, that if requested by Bonneville, the Customer shall submit estimated amounts of Electric Power to be made available for nonfirm transmission and indicate the Point of Integration where such Electric Power will be made available.

8.   REACTIVE POWER

     It is the intent of the Parties hereto that the voltage level at the Points of Integration and the Points of Delivery be controlled in accordance with prudent utility operating practice. The Parties hereto shall jointly plan and operate their systems so as not to place an undue burden on the other party to supply or absorb reactive power accompanying or resulting from deliveries hereunder.

9.   REVISION OF EXHIBITS

     (a) The rate schedules included in the Transmission Rate Schedules and General Transmission Rate Schedule Provisions Exhibit shall be replaced by successor rate

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          schedules in accordance with the provisions of section 7(i) of the
          Pacific Northwest Power Act and Agency rules. The unit rate or rates in such successor rate schedules shall be a non-mileage based rate which shall only reflect the distances between POI's and POD's if a short distance discount factor has been agreed upon by the Parties.

     (b) Bonneville shall annually review the Transmission Loss Factors Exhibit and shall revise such exhibit as appropriate to incorporate values which represent then current FCRTS operating conditions or to incorporate any value, used in such exhibit to calculate the losses, which has changed due to a change in methodology. Any changes to the loss methodology or formula, other than numerical values, shall only be made after consultation with the Customer. Bonneville shall prepare a new Transmission Loss Factors Exhibit incorporating any revision and the revised exhibit shall become effective as of the date specified therein.

     (c) If Bonneville determines that the Use-of-Facilities Charges specified in the Transmission Parameters Exhibit or any other charges, subsequent charges, or factors used in calculating any charges specified in this Agreement must be changed pursuant to sections 19 or 38 of the General Wheeling Provisions Exhibit, it shall prepare a new Transmission Parameters Exhibit or other affected exhibit incorporating such revised charges and parameters. Such new exhibits shall be substituted for the exhibits then in effect and shall become effective as of the date specified therein.

10. ADDITION OR DELETION OF POINTS OF INTEGRATION AND POINTS OF DELIVERY AND CHANGES IN TRANSMISSION DEMANDS

     (a) Subject to section 4, Points of Integration and Points of Delivery may be added and Transmission Demands may be increased, subject to Bonneville's determination of Available Transmission Capacity, upon 3-months' prior written notice to Bonneville, but

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          no more frequently than once in any 12-month period for any individual point or Transmission Demand. Such changes shall be effective for the remaining term of this Agreement unless otherwise indicated in the appropriate exhibits hereto, or changed pursuant to the provisions hereof.

     (b) Points of Integration and Points of Delivery may be deleted and Transmission Demands may be reduced subject to the provisions of paragraphs (b)(1) through (b)(6) below.

          (1) Transmission Demands for individual Points of Integration may be reduced no more frequently than once in any 12-month period for any Point of Integration, subject to the provisions of paragraph
               (b)(4) below and the notice requirements of paragraph (b)(5) below and only:

               (A) to the extent that, pursuant to the provisions of agreements between the Customer and the owner of a Resource designated in the Transmission Parameters Exhibit as being integrated at such Point of Integration, the Resource owner withdraws all or a portion of the Customer's share of the Resource output;

               (B) to the extent that the Customer assigns all or a portion of its share of the Resource output;

               (C) to the extent of a permanent partial or total reduction in the Customer's entitlement to a share of the capability of the Resource;

               (D) to the extent of the destruction, abandonment, or sale of a Resource integrated at such Point of Integration; or

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               (E)  to the extent of the discontinuation of operation of a
                    Resource under a final order of a public official having authority to issue such order.

          (2) A Point of Integration may be deleted, upon 3-months' prior written notice to Bonneville, subject to paragraph (b)(4) below, but only after its Transmission Demand has been reduced to zero pursuant to paragraph (b)(1) above.

          (3) A Point of Delivery may be deleted, subject to mutual agreement of the Parties hereto and to paragraph (b)(4) below, upon 3-months' prior written notice to Bonneville.

          (4) A reduction of a Transmission Demand or the deletion of a Point of Integration or a Point of Delivery shall not decrease the Customer's obligation to pay, for the duration of this Agreement, the Use-of-Facility Charges specified in the Transmission Parameters Exhibit, except to the extent that another customer of Bonneville obligates itself to make such payments to Bonneville for the remainder of the duration of this Agreement; provided, however, that upon mutual agreement, the Parties may negotiate a termination charge in lieu of continued periodic payment of Use-of-Facility Charges for the duration of this Agreement.

          (5) The Customer shall provide Bonneville 3 years' written notice of any decrease in Transmission Demand, except as follows:

               (A) the Customer shall provide 3 months' written notice of a decrease in Transmission Demand if there is an equal increase in Transmission Demand by another customer at the same Point of Integration

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                    resulting from the sale or assignment of the Resource and
                    involving no loss of revenue to Bonneville; or

               (B) the Customer shall provide written notice as soon as possible if such decrease is due to involuntary loss of a Resource, or discontinuation of operation of a Resource under a final order of a public official having authority to issue such order.

               (C) When changes are made pursuant to this section, Bonneville shall incorporate such changes in a new Transmission Parameters Exhibit as soon as practicable.

          (6) Notwithstanding any other provision but subject to paragraph 10(b)(4), if Customer increases its purchases of federal power Customer shall be entitled to reduce its Transmission Demand at any POI(s) in an amount equal to such increase effective on the date that such increase in federal service occurs; provided, that Customer shall not be entitled, without Bonneville's consent, to a Total Transmission Demand in excess of the amount allowed by section 4.

     (c) Notwithstanding any other provision, Customer may request a seasonal POI and an associated seasonal Transmission Demand at the POI. Bonneville will respond to such request under the procedures and standards of Exhibit E.

11.  OPTION TO CONVERT SERVICE

     Customer may convert services under this Agreement to other transmission services that Bonneville offers pursuant to the same policies which apply to Bonneville's Utility Customers; provided that, subject to subsection 12(b), the provisions of Exhibit E shall continue to apply to any alternative transmission services.

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12.  REQUESTS AND DISPUTES

     (a) The Customer may request additional transmission services to be provided under other agreements as provided in Exhibit E and, subject to the conditions and limitations therein, Bonneville's shall provide such services.

     (b) Unless otherwise expressly provided, requests and disputes regarding requests for service (including requests for additional or deleted PODs or POIs and for increased or decreased Transmission Demand) and disputes under this Agreement shall be governed by Exhibit E; provided, that if Bonneville's membership in both -------- the Western Regional Transmission Association and the Northwest Regional Transmission Association terminates, Exhibit E shall only be used for disputes regarding IR services under this Agreement and shall terminate for all other purposes; provided, that requests for other services pending as of the date of Bonneville's termination of membership shall continue to be governed by Exhibit E; provided, that if Bonneville joins a successor organization to either the -------- Westwide or Northwest RTA, or any new organization to implement Bonneville's obligations under sections 211 and 212 of the 1992 Natural Energy Policy Act, then Exhibit E (as modified if necessary to provide comparable services to those provided under such successor or new organization) shall continue to apply to all requests for services by Customer under this Agreement.

13.  POWER SALES CONTRACT

     This Agreement does not modify the current Power Sales Contract between Bonneville and the Customer.

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14.  PRIORITY

     Customer shall have the same priority to Available Transmission Capacity for service under this Agreement as transmission service to other non-federal regional loads. To the extent Bonneville does not have adequate Available Transmission Capacity to meet a Customer's request, Customer shall have the same priority to Incremental Facilities for service under this Agreement as transmission service to other non-federal regional loads.

15.  ASSIGNMENT

     With Bonneville's consent, which shall not be unreasonably withheld, Customer may assign this Agreement or services under this Agreement (e.g., PODs, POIs, and the associated Transmission Demands) to third Parties; provided, that the Transmission Service provided under this Agreement to such third party shall still serve, directly or indirectly, Customer's Facilities.

16.  STABILITY RESERVES

     The Customer shall provide Stability Reserves up to the Transmission Demand for transmission services provided pursuant to this Agreement as provided herein:

     (a)  Definitions:

          (1) "Event" is a system condition that results in the need for Stability Reserves. The beginning of an event shall be identified by a transfer trip or other signal from Bonneville to the Customer restricting delivery of energy under this Agreement. The end of the Event shall be identified by the Bonneville dispatcher's notification to Customer that transmission of all energy to which Customer is entitled under this Agreement has been restored or notice to the Customer that service to the Customer's load will continue to be fully or partially restricted for reasons other than Bonneville Stability Reserves rights under this Agreement. Notwithstanding the foregoing, the Event will end (subject to reinstatement as provided herein) when an undervoltage or underfrequency load shedding signal is received by the Customer and, if such undervoltage or underfrequency load shedding signal is received by Customer prior to Event Minute 3, then the entire Event shall be deemed an event of force majeure.

               The Event shall be reinstated and continue as follows:

               (i) if the Event Duration was 5 Event Minutes or less, then the Event shall be reinstated if Bonneville restricts deliveries to Customer pursuant to its Stability Reserve rights within 2 hours or less of the last Event Minute;

               (ii) if the Event Duration was more than 5 Event Minutes but not more than 15 Event Minutes, then the Event shall be reinstated if Bonneville restricts deliveries to Customer pursuant to its Stability Reserve rights within 4 hours or less of the last Event Minute;

              (iii) if the Event Duration was more than 15 Event Minutes but not more than 22 Event Minutes, then the Event shall be reinstated if Bonneville restricts deliveries to Customer pursuant to its Stability Reserve rights within 6 hours or less of the last Event Minute;

               (iv) if the Event Duration was more than 22 Event Minutes, then the Event shall be reinstated if Bonneville restricts deliveries to Customer pursuant to its Stability Reserve rights within 8 hours or less of the last Event Minute.

          (2) "Event Duration" shall be the total cumulative Event Minutes of the Event.

          (3) "Event Minute" shall be the minutes of restriction (or any portion thereof) during an Event. If Bonneville restricts less than its full entitlement in any Event Minute, then for purposes of defining the Event, the Event Minutes and Event Duration, Bonneville shall be deemed to have restricted the entire amount of energy wheeled under this Agreement.

          (4) "Material Plant Damage" shall be the inability to resume electrolysis in one or more pots without rebuilding or substantially repairing such pot(s).

          (5) "Stability Reserves" are those reserves, provided by the Customer under this Agreement, that are necessary to ensure the stability of the Federal Columbia River Transmission System against losses of transmission facilities pursuant to the schemes in Exhibit F or any additional scheme(s) adopted pursuant to section 16(h) herein. Stability Reserves provided under this Agreement shall not include, without limitation: (1) stability reserves provided by the Customer in the Power Sales Contract; or (2) operating reserves or forced outage reserves that Bonneville has acquired under the Power Sales Contract or under other agreements.

     (b) Amount of Stability Reserves. When necessary to provide Stability Reserves, Bonneville may restrict deliveries of energy wheeled under this Agreement to the Customer's aluminum smelter load (which shall not include wheel turning loads) pursuant to the schemes listed in Exhibit F and to Customer's other loads under any additional or extended scheme(s) adopted pursuant to subsection 16(h), for Stability Reserves in the following manner:

          (1) up to 100 percent of Customer's energy subject to restriction under this Agreement for a period of up to 30 Event Minutes per Event;

          (2) provided, that Bonneville shall have the sole right to determine whether to restrict all or part of Customer's energy subject to restriction hereunder, when an Event occurs.

          For accounting purposes, Customer's wheeling turning load shall be deemed to be served by all of Customer's energy suppliers (whether the sale is made directly to Customer at its production facility or whether the sale is made at a remote point and the energy is wheeled to Customer's production facility), in proportion to the total annual amounts of energy purchased from each such supplier; provided, that if the wheel turning load is served exclusively by a supplier other than Bonneville who contracted specifically to provide such wheel turning service, such wheel turning load shall be excluded from the allocation.

          Notwithstanding any other provision of this Agreement, Bonneville shall use its best efforts to end an Event as soon as possible and Customer agrees to cooperate in development of mechanisms that will enhance Bonneville's ability to notify Customer of the end of an Event.

          Notwithstanding any other provision of this Agreement, including the breach and damages provisions, Bonneville shall have no contractual right under this Agreement which would cause Customer to incur Material Plant Damages: provided, Bonneville shall not be liable for equitable relief or damages for such Material Plant Damage occurring within 45 Event Minutes or less of an Event pursuant to a Stability Reserve scheme listed in Exhibit F or adopted pursuant to subsection 16(h).

     (c)  Compensation for Stability Reserves.

          (1) For the right to restrict and for any restrictions provided pursuant to subsection (b) for the schemes listed in Exhibit F, Bonneville shall pay the Customer a "Reservation Fee" and a "Use Fee":

               The Reservation Fee shall be $0.20 per kilowatt-year for Customer's entire Transmission Demand.

               The Use Fee shall be 50 mills/kWh of restricted energy during Event Minutes 1 through 15 (or any portion thereof) of an Event; and, 100 mills/kWh of restricted energy during the Event Minutes 16 through 30 (or any portion thereof) of an Event.

          (2) If the Customer's load is not connected to a scheme specified in Exhibit F or additional or extended scheme adopted pursuant to subsection 16(h), Bonneville shall have no obligation to pay for Stability Reserves.

          (3) The charges specified in this subsection shall not have any precedential effect for the purpose of determining reasonable stability reserve compensation under other agreements or for determining reasonable Stability Reserve compensation for additional or extended scheme(s) adopted pursuant to subsection 16(h) herein. Neither Party shall introduce as evidence of reasonable compensation this Agreement or anything herein related to the compensation for stability reserves in Bonneville's rate cases or similar forums or in a proceeding under subsection 16(h) herein.

          (4) Bonneville's payment obligation hereunder shall not include payment for restrictions under events of force majeure or under rights provided by other agreements. Such restrictions include those restrictions associated with force majeure which cause undervoltage and underfrequency load shedding, future similar schemes of last resort, and outages of transmission facilities required for service hereunder.

     (d) Liquidated Damage. The Parties acknowledge that restrictions beyond that allowed by this Agreement may result in damage to and lost production by Customer's aluminum reduction facilities prior to Material Plant Damage which is difficult to quantify. If the Event Duration exceeds 30 Event Minutes, then Bonneville shall be liable to Customer as follows:

          (i) 200 mills/kWh of restricted energy during Event Minutes 31 through 45 (or portion thereof) of an Event;

          (ii) 400 mills/kWh of restricted energy during Event Minutes (or portion thereof), after Event Minute 45 of an Event;

         (iii) provided, that in lieu of (ii) and at Customer's option, if the Event Duration -------- exceeds 45 Event Minutes, and Customer incurs, in its determination, Material Plant Damage as a direct result of the restriction, then as to the portion of its production facilities that suffers Material Plan Damage, Bonneville and Customer agree that these damages can be reasonably quantified and, therefore, for that portion of its production facilities, Customer may recover actual damages (excluding only lost production and lost profits) pursuant to subsection 16(e) herein; but such actual damages shall not exceed $30 per kW of plant production facilities suffering Material Plant Damage. The liquidated damages charges in (i) and (ii), above, shall continue to apply to that portion of Customer's load which does not suffer Material Plant Damage. For purposes of this calculation, the Material Plant Damage shall be deemed to occur at the beginning of Event Minute 46.

     (e) Arbitration. Notwithstanding any other provision of this Agreement, Bonneville agrees to arbitrate any issue arising under this section 16 to the full extent allowed under then-existing law, utilizing the procedures and standards in Exhibit E applicable to non-rate issues. The Arbitrator shall apply federal common law to determine the amount of such damages and, if Bonneville alleges any intervening events, to rule on such allegation and, if necessary, to determine Bonneville's relative share of such damages.

     (f) Storage. During a period of restriction under subsection 16(b), during any further restriction of deliveries in breach of this Agreement, and during the period of Customer's inability to take delivery due to such breach, all of Customer's energy scheduled and delivered to Bonneville under this Agreement shall be deemed stored, at no charge, and shall not be spilled. Subject to transmission availability, Bonneville shall deliver such energy on demand to Customer's facilities or to another entity for resale at no charge other than the transmission charge provided herein. The Customer shall take from storage all such energy prior to purchasing any additional energy required to recover from the Event. If the Customer does not take the energy from storage within 48 hours of the end of the Event, Bonneville s obligation to return such energy shall terminate.

     (g) Confidentiality. The Parties agree that all material related to plant technology, plant operations or to proving damages which is submitted by the Customer to Bonneville, the arbitrator or any other party in any proceeding under section 16 of this Agreement is confidential. The Parties shall jointly request a protective order from the arbitrator:
          (i) preserving the confidentiality of such material; (ii) limiting its use to such proceeding; and (iii) requiring its return to Customer at the conclusion of the proceeding. Bonneville agrees not to voluntarily disclose any such information outside of the agency and agrees to restrict access to and use of such information to employees necessary to and for purposes associated only with the conduct of such proceeding.

     (h) Additional Stability Reserve Schemes. To the extent Bonneville determines: (a) the need for additional Stability Reserve scheme(s) not listed in Exhibit F that would restrict, at a frequency and duration similar to the scheme listed in Exhibit F, the energy subject to restriction under this Agreement, (b) the need to apply Stability Reserve schemes listed in Exhibit F and additional Stability Reserve scheme(s) to energy wheeled under this Agreement to non-aluminum DSIs, or (c) the need for modifications to the elements of schemes listed in Exhibit F that would significantly change the expected frequency or duration of restrictions, then:

          (1) Bonneville shall consult with Customer on the need for, operational characteristics as they affect Customer of, and compensation for such scheme(s), and;

          (2) Bonneville shall consider alternative methods and costs, including purchases from non-DSIs, for obtaining such additional reserves.

          Customer agrees to cooperate in the development of such scheme(s) and shall not unreasonably withhold its consent to implementation of such scheme(s).

     (i) Make-Up Transmission. When an Event ends, Bonneville shall permit, subject to Available Transmission Capacity, without additional demand or unauthorized, increase charges, short-term, non-recurring demand overruns of the Customer s Transmission Demand.

     (j) Annual Adjustments after October 1, 1995. Subsequent to October 1, 1995, on the effective date of any IP Premium or successor rate adjustment thereafter, the fees and charges (SRCx) identified in 16(c) and 16(d) shall be adjusted as follows:

                        SRCx     =     SRC base * IP-New
                                                  ------
                                                  IP-93

             where      SRCx     =     Each of the stability reserve fees
                                       identified in 16(c) and charges
                                       identified in 16(d), as adjusted
                                       hereunder, to be effective on the
                                       effective date of any IP or successor
                                       rate adjustment on or after October 1,
                                       1995.

                        SRC Base =     The stability reserve fees as specified
                                       in 16(c) and the changes as specified in 16(d).

                        IP-New   =     Each newly adjusted average IP Premium
                                       rate or successor rate effective after
                                       October 1, 1995, in mills per kWh.  Such
                                       IP Premium or successor rate shall be
                                       calculated at a load factor of 90
                                       percent, and assuming a uniform demand in all months. If there is more than one IP
                                       Premium or successor rate, the average
                                       shall be determined by a weighting based on forecasted sales in the relevant rate case.

                        IP-93    =     The average IP Premium rate in effect on
                                       October 1, 1993, in mills per kWh. Such average IP Premium rate shall be calculated at a load factor of 90 percent, and assuming a uniform demand in all months. If there is more than one IP or successor rate, the average shall be determined by a weighting based on foreacasted sales in the relevant rate case.

17.  POWER SERVICES

     As a condition for providing service under this Agreement:

     (a) If Customer's Resource is located in Bonneville's load control area, then Customer shall enter into an agreement with Bonneville for the purchase of the power services necessary for operation of the Resource consistent with the standards of the North American Electric Reliability Council, the Western Systems Coordinating Council, and the Northwest Power Pool or, at Customer's option, demonstrate to Bonneville that it has purchased or otherwise provided such power services.

     (b) If the portion of Customer's load to which energy is wheeled under this Agreement is located in Bonneville's load control area, then Customer shall enter into an agreement with Bonneville for the purchase of the power services necessary for reliable service to such load consistent with the standards of the North American Electric Reliability Council, the Western Systems Coordinating Council, and the Northwest Power Pool or, at Customer's option, demonstrate to Bonneville that it has purchased or otherwise provided such power services.

     (c) Such power services may include, but shall not be limited to, control area services, scheduling services, energy shaping services, energy regulation services, station service, start-up power, Resource back-up services, and replacement power.

18.  NO THIRD PARTY BENEFICIARIES

     This Agreement creates rights and obligations only between the Parties hereto. The Parties hereto expressly do not intend to create any obligation or promise of performance to any other third person or entity nor have the Parties conferred any right or remedy upon any third person or entity other than the Parties hereto, their respective successors and assigns to enforce this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in several counterparts.

                                       UNITED STATES OF AMERICA
                                       Department of Energy
                                       Bonneville Power Administration


                                       By:    SYDNEY D. BERWAGER
                                          --------------------------------------
                                       Name:  Sydney D. Berwager
                                              (Print/Type)
                                       Title: Senior Account Executive
                                       Date:  4/7/95

NORTHWEST ALUMINUM COMPANY

By:    ---------------------------
Name:  ---------------------------
       (Print/Type)
Title: ---------------------------
Date:  ---------------------------

                                                 Exhibit A
                                                 Contract No.  DE-MS79-95BP94766
                                                 Northwest Aluminum Company


                         TRANSMISSION RATE SCHEDULES AND
                  GENERAL TRANSMISSION RATE SCHEDULE PROVISIONS
                  ---------------------------------------------

                                                                       EXHIBIT A




                                      1993

                         TRANSMISSION RATE SCHEDULES AND

                  GENERAL TRANSMISSION RATE SCHEDULE PROVISIONS

                                Schedule FPT-93.1
                           Formula Power Transmission


SECTION I. AVAILABILITY

This schedule supersedes schedule FPT-91.1 for all firm transmission agreements which provide that rates may be adjusted not more frequently than once a year. It is available for firm transmission of electric power and energy using the Main Grid and/or Secondary System of the Federal Columbia River Transmission System (FCRTS). This schedule is for full-year and partial-year service and for either continuous or intermittent service when firm availability of service is required. For facilities at voltages lower than the Secondary System, a different rate schedule may be specified. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions (GTRSPs).

SECTION II. RATE

A.   Full-Year Service

     The monthly charge per kilowatt of billing demand shall be one-twelfth of the sum of the Main Grid Charge and the Secondary System Charge, as applicable and as specified in the Agreement.

     1.   Main Grid Charge

          The Main Grid Charge per kilowatt of billing demand shall be the sum of one or more of the following component factors as specified in the
          Agreement:

          a. Main Grid Distance Factor: The amount computed by multiplying the Main Grid Distance by $0.0371 per mile

          b.   Main Grid Interconnection Terminal Factor: $0.27

          c.   Main Grid Terminal Factor: $0.44

          d.   Main Grid Miscellaneous Facilities Factor: $1.88

     2.   Secondary System Charge

          The Secondary System Charge per kilowatt of billing demand shall be the sum of one or more of the following component factors as specified in the Agreement:

          a. Secondary System Distance Factor: The amount determined by multiplying the Secondary System Distance by $0.2784 per mile

          b.   Secondary System Transformation Factor: $4.10

          c.   Secondary System Intermediate Terminal Factor: $1.29

          d.   Secondary System Interconnection Terminal Factor: $0.68

B.   Partial-Year Service

     The monthly charge per kilowatt of billing demand shall be as specified in
     Section II.A. for all months of the year except for agreements with terms 5 years or less and which specify service for fewer than 12 months per year. The monthly charge shall be:

     1. During months for which service is specified, the monthly charge defined in Section II.A., and

     2. During other months, the monthly charge defined in Section II.A. multiplied by 0.2.

                                Schedule FPT-93.1
                                   (Continued)

SECTION III. BILLING FACTORS

Unless otherwise stated in the Agreement, the billing demand shall be the largest of

A.   The Transmission Demand;

B.   The highest hourly Scheduled Demand for the month; or

C.   The Ratchet Demand.

                                Schedule FPT-91.3
                           Formula Power Transmission

SECTION I. AVAILABILITY

This schedule continues schedule FPT-91.3 for all firm transmission agreements which provide that rates may be adjusted not more frequently than once every 3 years. It is available for firm transmission of electric power and energy using the Main Grid and/or Secondary System of the Federal Columbia River Transmission System. This schedule is for full-year and partial-year service and for either continuous or intermittent service when firm availability of service is required. For facilities at voltages lower than the Secondary System, a different rate schedule may be specified. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

A.   Full-Year Service

     The monthly charge per kilowatt of billing demand shall be one-twelfth of the sum of the Main Grid Charge and the Secondary System Charge, as applicable and as specified in the Agreement.

     1.   Main Grid Charge

          The Main Grid Charge per kilowatt of billing demand shall be the sum of one or more of the following component factors as specified in the
          Agreement:

          a. Main Grid Distance Factor: The amount computed by multiplying the Main Grid Distance by $0.0281 per mile

          b.   Main Grid Interconnection Terminal Factor: $0.27

          c.   Main Grid Terminal Factor: $0.30

          d.   Main Grid Miscellaneous Facilities Factor: $1.31

     2.   Secondary System Charge

          The Secondary System Charge per kilowatt of billing demand shall be the sum of one or more of the following component factors as specified in the Agreement:

          a. Secondary System Distance Factor: The amount determined by multiplying the Secondary System Distance by $0.1961 per mile

          b.   Secondary System Transformation Factor: $2.53

          c.   Secondary System Intermediate Terminal Factor: $0.84

          d.   Secondary System Interconnection Terminal Factor: $0.44

B.   Partial-Year Service

     The monthly charge per kilowatt of billing demand shall be as specified in
     Section II.A. for all months of the year except for agreements with terms 5 years or less and which specify service for fewer than 12 months per year. The charge shall be:

     1. During months for which service is specified, the monthly charge defined in Section II.A., and

     2. During other months, the monthly charge defined in Section II.A. multiplied by 0.2.

                                Schedule FPT-91.3
                                   (Continued)

SECTION III. BILLING FACTORS

Unless otherwise stated in the Agreement, the billing demand shall be the largest of:

A.   The Transmission Demand;

B.   The highest hourly Scheduled Demand for the month; or

C.   The Ratchet Demand.

                                 Schedule IR-93
                            Integration of Resources


SECTION I. AVAILABILITY

This schedule supersedes IR-91 and is available for firm transmission service for electric power and energy using the Main Grid and/or Secondary System of the Federal Columbia River Transmission System. The definitions of Main Grid and Secondary Systems are the same as for the FPT-93.1 and FPT-91.3 rate schedules and are contained in the General Transmission Rate Schedule Provisions (GTRSPs). For facilities at voltages lower than the Secondary System, a different rate schedule may be specified. Service under this schedule is subject to BPA's GTRSPs.

SECTION II. RATE

The monthly charge shall be the sum of A and B where:

A.   Demand Charge

     1.   $0.424 per kilowatt of billing demand; or

     2. For Points of Integration (POI) specified in the Agreement as being short distance POIs, for which Main Grid and Secondary System facilities are used for a distance of less than 75 circuit miles, the following formula applies:

          [0.2 + (0.8/75 x transmission distance)] ($0.424 per kilowatt of billing demand)

          Where:

          the billing demand for a short distance POI is the demand level specified in the Agreement for such POI, and the transmission distance is the circuit miles between the POI for a generating resource of the customer and a designated Point of Delivery serving load of the customer. Short distance POIs are determined by BPA after considering factors in addition to transmission distance.

B.   Energy Charge

     1.06 mills per kilowatthour of billing energy.

SECTION III. BILLING FACTORS

To the extent that the Agreement provides for the customer to be billed for transmission in excess of the Transmission Demand or Total Transmission Demand, as defined in the Agreement, at the nonfirm transmission rate (currently ET-93), such transmission service shall not contribute to either the Billing Demand or the Billing Energy for the IR rate provided that the customer requests such treatment and BPA approves in accordance with the prescribed provisions in the Agreement.

A.   Billing Demand

     The billing demand shall be the largest of:

     1. The Transmission Demand, except under General Transmission Agreements where a Total Transmission Demand is defined;

     2.   The highest hourly Scheduled Demand for the month; or

     3.   The Ratchet Demand.

B.   Billing Energy

     The billing energy shall be the monthly sum of scheduled kilowatthours.

                                 Schedule IS-93
                         Southern Intertie Transmission

SECTION I. AVAILABILITY

This schedule supersedes IS-91 and is available for all transmission on the Southern Intertie. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

A.   Nonfirm Transmission Rate

     The charge for nonfirm transmission of non-BPA power shall be 3.11 mills per kilowatthour of billing energy. This charge applies for both north-to-south and south-to-north transactions.

B.   Firm Transmission Rate

     The charge for firm transmission service shall be $0.706 per kilowatt per month of billing demand and 1.69 mills per kilowatthour of billing energy. Firm transmission will only be made available to customers under this rate schedule who have executed a contract with BPA specifying use of the Firm Transmission rate for either north-to-south or south-to-north transactions.

SECTION III. BILLING FACTORS

A. For services under Section II.A, the billing energy shall be the monthly sum of the scheduled kilowatthours, plus the monthly sum of kilowatthours allocated but not scheduled. The amount of allocated but not scheduled energy that is subject to billing may be reduced pro rata by BPA due to forced Intertie outages and other uncontrollable forces that may reduce Intertie capacity. The amount of allocated but not scheduled energy that is subject to billing also may be reduced upon mutual agreement between BPA and the customer.

B. For services under Section 11.13, the billing demand shall be the Transmission Demand as defined in the Agreement. The billing energy shall be the monthly sum of scheduled kilowatthours, unless otherwise specified in the Agreement.

                                 Schedule IN-93
                         Northern Intertie Transmission

SECTION I. AVAILABILITY

This schedule supersedes IN-91 and is available for all transmission on the Northern Intertie pursuant to an Agreement. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

The charge for transmission of non-BPA power on the Northern Intertie shall be
0.86 mills per kilowatthour.

SECTION III. BILLING FACTORS

Billing Energy

The billing energy shall be the monthly sum of the scheduled kilowatthours.

                                 Schedule IE-93
                          Eastern Intertie Transmission

SECTION I. AVAILABILITY

This schedule supersedes IE-91 and is available for all nonfirm transmission on the Eastern Intertie. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

The charge for nonfirm transmission on the Eastern Intertie shall be 2.04 mills per kilowatthour.

SECTION III. BILLING FACTORS

Billing Energy

The billing energy shall be the monthly sum of the scheduled kilowatthours.

                                 Schedule ET-93
                               Energy Transmission

SECTION 1. AVAILABILITY

This schedule supersedes ET-91, unless otherwise specified in the Agreement, with respect to delivery using Federal Columbia River Transmission System facilities other than the Southern Intertie, Eastern Intertie, or the Northern Intertie, and is available for firm (of not more than 1 year duration) or nonfirm transmission between points within the Pacific Northwest. BPA may interrupt nonfirm service which is provided under this rate schedule. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

The charge for transmission of non-BPA power shall be 2.02 mills per kilowatthour.

SECTION III. BILLING FACTORS

Billing Energy

The billing energy shall be the monthly sum of scheduled kilowatthours.

                                 Schedule MT-91
                               Market Transmission

SECTION I. AVAILABILITY

This schedule supersedes MT-89 and is available for Transmission Service for transactions using Federal Columbia River Transmission System facilities pursuant to the Western Systems Power Pool (WSPP) Agreement. General Transmission Rate Schedule Provisions.

SECTION II. RATE

The charge shall be determined in advance by BPA. The charge shall be based on the duration of the proposed transaction and shall not exceed the following rates.

A.   Hourly Rate

     The maximum charge shall be 6.5 mills per kilowatthour where the total hourly revenues from a given transaction during a calendar day shall not exceed the product of the Daily rate and the maximum demand scheduled during such day.

B.   Daily Rate

     The maximum charge shall be $.105 per kilowattday where the total demand charge revenues in any consecutive 7-day period shall not exceed the product of the Weekly rate and the highest demand experienced on any day in the 7-day period.

C.   Weekly Rate

     The maximum charge shall be $.52 per kilowattweek.

D.   Monthly Rate

     The maximum charge shall be $2.27 per kilowattmonth.

SECTION III. BILLING FACTORS

The billing factors shall be specified in advance by BPA, as to representing the Transmission Service use or reservation.

                                 Schedule UFT-83
                         Use-of-Facilities Transmission

SECTION I. AVAILABILITY

This schedule supersedes UFT-1 and UFT-2 unless otherwise provided in the Agreement, and is available for firm transmission over specified Federal Columbia River Transmission System facilities. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

The monthly charge per kilowatt of Transmission Demand specified in the Agreement shall be one-twelfth of the annual cost of capacity of the specified facilities divided by the sum of Transmission Demands (in kilowatts) using such facilities. Such annual cost shall be determined in accordance with Section III.

SECTION III. DETERMINATION OF TRANSMISSION RATE

A. From time to time, but not more often than once in each Contract Year, BPA shall determine the following data for the facilities which have been constructed or otherwise acquired by BPA and which are used to transmit electric power:

     1. The annual cost of the specified FCRTS facilities, as determined from the capital cost of such facilities and annual cost ratios developed from the Federal Columbia River Power System financial statement, including interest and amortization, operation and maintenance, administrative and general, and general plant costs.

     2. The yearly noncoincident peak demands of all users of such facilities or other reasonable measurement of the facilities' peak use.

B. The monthly charge per kilowatt of billing demand shall be one-twelfth of the sum of the annual cost of the FCRTS facilities used divided by the sum of Transmission Demands. The annual cost per kilowatt of Transmission Demand for a facility constructed or otherwise acquired by BPA shall be determined in accordance with the following formula:

     A
     -
     D

     Where:

     A = The annual cost of such facility as determined in accordance with A.1. above.

     D = The sum of the yearly noncoincident demands on the facility as determined in accordance with A.2. above.

The annual cost per kilowatt of facilities listed in the Agreement which are owned by another entity, and used by BPA for making deliveries to the transferee, shall be determined from the costs specified in tile Agreement between BPA and such other entity.

SECTION IV. DETERMINATION OF BILLING DEMAND

Unless otherwise stated in the Agreement, the factor to be used in determining the kilowatts of billing demand shall be the largest of:

A.   The Transmission Demand in kilowatts specified in the Agreement;

B. The highest hourly Measured or Scheduled Demand for the month, the Measured Demand being adjusted for power factor, or

C.   The Ratchet Demand.

                                 Schedule TGT-1
                         Townsend-Garrison Transmission

SECTION I. AVAILABILITY

This schedule shall apply to all agreements which provide for the firm transmission of electric power and energy over transmission facilities of BPA's section of the Montana [Eastern] Intertie. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

The monthly charge shall be one-twelfth of the sum of the annual charges listed below, as applicable and as specified in the agreements for firm transmission. The Townsend-Garrison 500-kV lines and associated terminal, line compensation. and communication facilities are a separately identified portion of the Federal Transmission System. Annual revenues plus credit for government use should equal annual costs of the facilities, but in any given year there may be either a surplus or a deficit. Such surpluses or deficits for any year shall be accounted for in the computation of annual costs for succeeding years. Revenue requirements for firm transmission use will be decreased by any revenues received from nonfirm use and credits for all government use. The general methodology for determining the firm rate is to divide the revenue requirement by the total firm capacity requirements. Therefore, the higher the total capacity requirements, the lower will be the unit rate.

If the government provides firm transmission service in its section of the Montana [Eastern] Intertie in exchange for firm transmission service in a customer's section of the Montana Intertie, the payment by the government for such transmission services provided by such customer will be made in the form of a credit in the calculation of the Intertie Charge for such customer. During an estimated 1- to 3-year period following the commercial operation of the third generating unit at the Colstrip Thermal Generating Plant at Colstrip, Montana, the capability of the Federal Transmission System west of Garrison Substation may be different from the long-term situation. It may not be possible to complete the extension of the 500-kV portion of the Federal Transmission System to Garrison by such commercial operation date. In such event, the 500/230 kV transformer will be an essential extension of the Townsend-Garrison Intertie facilities, and the annual costs of such transformer will be included in the calculation of the Intertie Charge.

However, starting 1 month after extension to Garrison of the 500-kV portion of the Federal Transmission System, the annual costs of such transformer will no longer be included in the calculation of the Intertie Charge.

A.   Nonfirm Transmission Charge:

     This charge will be filed as a separate rate schedule and revenues received thereunder will reduce the amount of revenue to be collected under the Intertie Charge below.

B.   Intertie Charge for Firm Transmission Service:

     Intertie Charge =

     [((TAC/12)-NFR) x (CR-EC)
                       -------]
                         TCR

SECTION III. DEFINITIONS

A.   TAC = Total Annual Costs of facilities associated with the
     Townsend-Garrison 500-kV Transmission line including terminals, and prior to extension of the 500-kV portion of the Federal Transmission System to Garrison, the 500/230 kV transformer at Garrison. Such annual costs

                                 Schedule TGT-93
                                   (Continued)

     are the total of: (1) interest and amortization of associated Federal investment and the appropriate allocation of general plant costs; (2) operation and maintenance costs; (3) allowance for BPA's general administrative costs which are appropriately allocable to such facilities, and (4) payments made pursuant to section 7(m) of Public Law 96-501 with respect to these facilities. Total Annual Costs shall be adjusted to reflect reductions to unpaid total costs as a result of any amounts received, under agreements for firm transmission service over the Montana Intertie, by the government on account of any reduction in Transmission Demand, termination or partial termination of any such agreement or otherwise to compensate BPA for the unamortized investment, annual cost, removal, salvage, or other cost related to such facilities.

B. NFR = Nonfirm Revenues, which are equal to: (1) the product of the Nonfirm Transmission Charge described in II(A) above, and the total nonfirm energy transmitted over the Townsend- Garrison line segment under such charge for such month; plus (2) the product of the Nonfirm Transmission Charge and the total nonfirm energy transmitted in either direction by the Government over the Townsend- Garrison line segment for such month.

C. CR = Capacity Requirement of a customer on the Townsend-Garrison 500-kV transmission facilities as specified in its firm transmission agreement.

D. TCR = Total Capacity Requirement on the Townsend-Garrison 500-kV transmission facilities as calculated by adding (1) the sum of all Capacity Requirements (CR) specified in transmission agreements described in section I; and (2) the Government's firm capacity requirement. The Government's firm capacity requirement shall be no less than the total of the amounts, if any, specified in firm transmission agreements for use of the Montana Intertie.

E. EC = Exchange Credit for each customer which is the product of: (1) the ratio of investment in the Townsend-Broadview 500-kV transmission line to the investment in the Townsend-Garrison 500-kV transmission line; and (2) the capacity which the Government obtains in the Townsend- Broadview 500-kV transmission line through exchange with such customer. If no exchange is in effect with a customer, the value of EC for such customer shall be zero.

                                 Schedule AC-93
                          Southern Intertie Annual Cost

SECTION I. AVAILABILITY

This schedule is applicable to all parties (New Owners) that execute PNW AC Intertie Capacity Ownership Agreements (Agreements) and will be effective on the date described in the Agreement. Service under this schedule is subject to BPA's General Transmission Rate Schedule Provisions.

SECTION II. RATE

The rate charges reflect the terms of the Memorandum of Understanding (MOU), signed in the Fall of 1991, between BPA and potential New Owners. The MOU provides for the payment by New Owners of their prorated share of: (1) BPA's annual operations, maintenance, and general plant expense (including applicable overheads) properly chargeable to the AC Intertie facilities; and (2) BPA's share of capitalized replacements on the AC Intertie. The monthly charge shall be the sum of the charges specified in sections II.A and II.B.

A.   Operations, Maintenance, and General Plant

     The monthly charge shall equal $325 per megawatt of billing demand.

B.   Replacements

     The monthly charge shall equal $0 per megawatt of billing demand.

SECTION III. ADJUSTMENT TO REPLACEMENTS RATE

A.   Determination of Billing Adjustment

     New Owners will receive a billing adjustment if BPA incurs AC Intertie replacement cost during the rate period. The Replacements Rate Adjustment equals:

     AC lntertie work orders ($000) * %
     ----------------------------------
               725 MW * # months

     where:

     "# months" equals: (1) the number of months that this rate schedule is in effect during the fiscal year for the Initial Replacements Rate Adjustment; or (2) the number of months in the rate period for the Final Replacements Rate Adjustment; and

     "%" equals the New Owners' percentage share of BPA's total AC Intertie Rated Transfer Capability as specified in the Agreements.

B.   Initial Replacements Rate Adjustment

     New Owners will receive a billing adjustment for each fiscal year that BPA incurs AC Intertie replacement cost. At the end of each fiscal year, the cost associated with AC Intertie capital replacement work orders that have closed during the fiscal year will be determined. The unit rate that would result using these closed work orders is the basis of the Initial Replacements Rate Adjustment.

     1.   Notice Provisions

          Following each fiscal year, BPA shall notify all New Owners by December 15 of the proposed Replacements Rate Adjustment. BPA will provide the calculation of the adjustment and a short description of the work performed and the associated cost used as the basis for billing adjustment. In addition to written notification, BPA may, but is not obligated to, hold a public meeting to clarify its determinations.

                                 Schedule AC-93
                                   (Continued)

          Written comments on the Initial Replacements Rate Adjustment will he accepted through the end of January. Consideration of comments submitted by the New Owners may result in the billing adjustment differing from the initially proposed adjustment. BPA shall notify all New Owners of the Initial Replacements Rate Adjustment by the last day of February.

     2.   Adjustment of Monthly Bills

          An adjustment will be made on the New Owner's monthly bill prepared during March. The Initial Replacements Rate adjustment will be multiplied by the sum of the monthly billing factors from the relevant fiscal year (i.e., the New Owner's share in megawatts of BPA's PNW AC Intertie Rated Transfer Capability multiplied by the number of months that this rate schedule is effective during the fiscal year). The Initial Replacements Rate Adjustment will appear as a charge to the New Owner on the monthly bill prepared during March.

C.   Final Replacements Rate Adjustment

     The actual costs associated with the AC Intertie capital replacement work orders that occur during the rate period may change after BPA performs its final analysis of the work orders. BPA shall compare the unit rate for the rate period using the results of the final work order analysis to the weighted average of the unit rates from the Initial Replacements Rate Adjustments.

     1.   Notice Provisions

          BPA shall notify all New Owners in May 1998 of the results of the calculations, an explanation of work order change(s), and any resulting billing adjustment. Written comments from New Owners will be accepted through the end of June. BPA shall notify all New Owners of the Final Replacements Rate Adjustment by July 31. Consideration of comments submitted by the New Owners may result in the Final Replacements Rate Adjustment differing from the initially proposed adjustment.

     2.   Adjustment of Monthly Bills

          If the absolute value of the Final Replacements Rate Adjustment is greater than or equal to $1 per megawatt per month, an adjustment will be made on the New Owner's monthly bill prepared during August. For each New Owner, the Final Replacements Rate Adjustment will be multiplied by the sum of the monthly billing factors from the relevant fiscal years (i.e., the New Owner's share in megawatts of BPA's PNW AC Intertie Rated Transfer Capability multiplied by the number of months that this rate schedule is effective during the fiscal years). The Final Replacements Rate Adjustment will appear as a charge or credit to the New Owner on the monthly bill prepared during August. Interest, as determined by BPA's Office of Financial Management, will be included in any adjustment.

SECTION IV. BILLING FACTOR

The billing demand shall be the New Owner's capacity ownership share in megawatts of BPA's PNW AC Intertie Rated Transfer Capability as specified in the Agreement.

                  General Transmission Rate Schedule Provisions


SECTION I. ADOPTION OF REVISED TRANSMISSION RATE SCHEDULES AND GENERAL
           TRANSMISSION RATE SCHEDULE PROVISIONS (GTRSPs)

A.   Approval of Rates

     These rate schedules and GTRSPs shall become effective upon interim approval or upon final confirmation and approval by FERC. BPA will request FERC approval effective October 1, 1993.

B.   General Provisions

     These 1993 Transmission Rate Schedules and associated GTRSPs are virtually identical to and supersede BPA's 1991 Transmission Rate Schedules and GTRSPs (which became effective October 1, 1991) but do not supersede prior rate schedules required by agreement to remain in force.

     Transmission service provided shall be subject to the following Acts, as amended: the Bonneville Project Act, the Regional Preference Act (P.L. 88-552), the Federal Columbia River Transmission System Act, and the Pacific Northwest Electric Power Planning and Conservation Act, and the Energy Policy Act of 1992, Pub. L. 102-486, 106 Stat. 2776 (1992).

     The meaning of terms used in the transmission rate schedules shall be as defined in agreements or provisions which are attached to the Agreement or as in any of the above Acts.

C.   Interpretation

     If a provision in the executed Agreement is in conflict with a provision contained herein, the former shall prevail.

SECTION II. BILLING FACTOR DEFINITIONS AND BILLING ADJUSTMENTS

A.   Billing Factors

     1.   Scheduled Demand

          The largest of hourly amounts wheeled which are scheduled by the customer during the time period specified in the rate schedules.

     2.   Metered Demand

          Metered Demand in kilowatts shall be the largest of the 60-minute clock-hour integrated demands measured by meters installed at each POD during each time period specified in the applicable rate schedule. Such measurements shall be made as specified in the Agreement. BPA, in determining the Metered Demand, will exclude any abnormal readings due to or resulting from: (a) emergencies or breakdowns on, or maintenance of, the FCRTS; or (b) emergencies on the customer's facilities, provided that such facilities have been adequately maintained and prudently operated as determined by BPA. If more than one class of power is delivered to any POD, the portion of the metered quantities assigned to any class of power shall be as agreed to by the parties. The amount so assigned shall constitute the Metered Demand for such class of power.

     3.   Transmission Demand

          The demand as defined in the Agreement.

     4.   Total Transmission Demand

          The sum of the transmission demands as defined in the Agreement.

     5.   Ratchet Demand

          The maximum demand established during the previous 11 billing months.
          Exception: If a Transmission Demand or Total Transmission Demand has been decreased pursuant to the terms of the Agreement during the previous 11 billing months, such decrease will be reflected in determining the Ratchet Demand.

B.   Billing Adjustments

     Average Power Factor

     The adjustment for average power factor, when specified in a transmission rate schedule or in the Agreement, shall be made in accordance with the average power factor section of the General Wheeling Provisions.

     To maintain acceptable operating conditions on the Federal system, BPA may restrict deliveries of power at any time that the average leading power factor or average lagging power factor for all classes of power delivered to such point or to such system is below 85 percent.

SECTION III. OTHER DEFINITIONS

Definitions of the terms below shall be applied to these provisions and the Transmission Rate Schedules, unless otherwise defined in the Agreement.

A.   Agreement

     An agreement between BPA and a customer to which these rate schedules and provisions may be applied.

B.   Eastern Intertie

     The segment of the FCRTS for which the transmission facilities consist of the Townsend- Garrison double-circuit 500-kV transmission line segment including related terminals at Garrison.

C.   Electric Power

     Electric peaking capacity (kW) and/or electric energy (kWh).

D.   Federal Columbia River Transmission System

     The transmission facilities of the Federal Columbia River Power System, which include all transmission facilities owned by the government and operated by BPA, and other facilities over which BPA has obtained transmission rights.

E.   Firm Transmission Service

     Transmission service which BPA provides for any non-BPA power except for transmission service which is scheduled as nonfirm. If the firm service is provided pursuant to the Agreement, the terms of the Agreement may further define the service.

F.   Integrated Network

     The segment of the FCRTS for which the transmission facilities provide the bulk of transmission of electric power within the Pacific Northwest, excluding facilities not segmented to the network as shown in the Wholesale Power Rate Development Study used in BPA's rate development.

G.   Main Grid

     As used in the FPT and IR rate schedules, that portion of the Integrated Network with facilities rated 230 kV and higher.

H.   Main Grid Distance

     As used in the FPT rate schedules, the distance in airline miles on the Main Grid between the POI and the POD, multiplied by 1.15.

I.   Main Grid Interconnection Terminal

     As used in the FPT rate schedules, Main Grid terminal facilities that interconnect the FCRTS with non-BPA facilities.

J.   Main Grid Miscellaneous Facilities

     As used in the FPT rate schedules, switching, transformation, and other facilities of the Main Grid not included in other components.

K.   Main Grid Terminal

     As used in the FPT rate schedules, the Main Grid terminal facilities located at the sending and/or receiving end of a line exclusive of the Interconnection terminals.

L.   Nonfirm Transmission Service

     Interruptible transmission service which BPA may provide for non-BPA power.

M.   Northern Intertie

     The segment of the FCRTS for which the transmission facilities consist of two 500 kV lines between Custer Substation and the United States-Canadian border, one 500 kV line between Custer and Monroe Substations, and two 230 kV lines from Boundary Substation to the United States-Canadian border, and the associated substation facilities.

N.   Point of Integration (POI)

     Connection points between the FCRTS and non- BPA facilities where non-Federal power is made available to BPA for wheeling.

O.   Point of Delivery (POD)

     Connection points between the FCRTS and non- BPA facilities where non-Federal power is delivered to a customer by BPA.

P.   Secondary System

     As used in the FPT and IR rate schedules, that portion of the Integrated Network facilities with operating voltage of 115 kV or 69 kV.

Q.   Secondary System Distance

     As used in the FPT rate schedules, the number of circuit miles of Secondary System transmission lines between the secondary POI and the Main Grid or the secondary POD, or the Main Grid and the secondary POD.

R.   Secondary System Interconnection Terminal

     As used in the FPT rate schedules, the terminal facilities on the Secondary System that interconnect the FCRTS with non-BPA facilities.

S.   Secondary System Intermediate Terminal

     As used in the FPT rate schedules, the first and final terminal facilities in the Secondary System transmission path exclusive of the Secondary System Interconnection terminals.

T.   Secondary Transformation

     As used in the FPT rate schedules, transformation from Main Grid to Secondary System facilities.

U.   Southern Intertie

     The segment of the FCRTS for which the major transmission facilities consist of two 500 kV AC lines from John Day Substation to the Oregon-California border; a portion of the 500 kV AC line from Buckley Substation to Summer Lake Substation; when completed, the Third AC facilities, which include Captain Jack Substation and the Alvey-Meridian 500 kV AC line; one 1,000 kV DC line between the Celilo Substation and the Oregon-Nevada border, and associated substation facilities.

V.   Transmission Service

     As used in the MT rate schedule, Transmission Service is as defined in the Western Systems Power Pool Agreement.

SECTION IV. BILLING INFORMATION

A.   Payment of Bills

     Bills for transmission service shall be rendered monthly by BPA. Failure to receive a bill shall not release the customer from liability for payment. Bills for amounts due of $50,000 or more must be paid by direct wire transfer: customers who expect that their average monthly bill will not exceed $50,000 and who expect special difficulties in meeting this requirement may request, and BPA may approve, an exemption from this requirement. Bills for amounts due BPA under $50,000 may be paid by direct wire transfer or mailed to the Bonneville Power Administration, P.O. Box 6040, Portland, Oregon 97228-6040, or to another location as directed by BPA. The procedures to be followed in making direct wire transfers will be provided by the Office of Financial Management and updated as necessary.

     1.   Computation of Bills

          The transmission billing determinant is the electric power quantified by the method specified in the Agreement or Transmission Rate Schedule. Scheduled power or metered power will be used.

          The transmission customer shall provide necessary information to BPA for any computation required to determine the proper charges for use of the FCRTS, and shall cooperate with BPA in the exchange of additional information which may be reasonably useful for respective operations.

          Demand and energy billings for transmission service under each applicable rate schedule shall be rounded to whole dollar amounts, by eliminating any amount which is less than 50 cents and increasing any amounts from 50 cents through 99 cents to the next higher dollar.

     2.   Estimated Bills

          At its option, BPA may elect to tender an estimated bill to be followed at a subsequent billing date by a final bill. The estimated bill shall have the validity of and be subject to the same payment provisions as a final bill.

     3.   Billing Month

          For charges based on scheduled quantities, the billing month is the calendar month. For charges based on metered quantities, the billing month is defined as the interval between scheduled meter-reading dates. The billing month will not exceed 31 days in any case. While it may be necessary to read meters on a day other than the scheduled meter-reading date, for determination of billing demand, the billing month will cease at 2400 hours on the last scheduled meter- reading date. Schedules will be predetermined. The customer must give 30 days notice to request a change to the schedule.

     4.   Due Date

          Bills shall be due by close of business on the 20th day after the date of the bill (due date). Should the 20th day be a Saturday, Sunday, or holiday (as celebrated by the customer), the due date shall be the next following business day.

     5.   Late Payment

          Bills not paid in full on or before close of business on the due date shall be subject to a penalty charge of $25. In addition, an interest charge of one-twentieth percent (0.05 percent) shall be applied each day to the sum of the unpaid amount and the penalty charge. This interest charge shall be assessed on a daily basis until such time as the unpaid amount and penalty charge are paid in full.

          Remittances received by mail will be accepted without assessment of the charges referred to in the preceding paragraph provided the postmark indicates the payment was mailed on or before the due date. Whenever a power bill or a portion thereof remains unpaid subsequent to the due date and after giving 30 days' advance notice in writing, BPA may cancel the contract for service to the customer. However, such cancellation shall not affect the customer's liability for any charges accrued prior thereto under such agreement.

     6.   Disputed Billings

          In the event of a disputed billing, full payment shall be tendered to BPA and the disputed amount noted. Disputed amounts are subject to the late payment provisions specified above. BPA shall separately account for the disputed amount. If it is determined that the customer is entitled to the disputed amount, BPA shall refund the disputed amount with interest, as determined by BPA's Office of Financial Management.

          BPA retains the right to verify, in a manner satisfactory to the Administrator, all data submitted to BPA for use in the calculation of BPA's rates and corresponding rate adjustments. BPA also retains the right to deny eligibility for any BPA rate or corresponding rate adjustment until all submitted data have been accepted by BPA as complete, accurate, and appropriate for the rate or adjustment under consideration.

     7.   Revised Bills

          As necessary, BPA may render a revised bill.

          a. If the amount of the revised bill is less than or equal to the amount of the original bill, the revised bill shall replace all previous bills issued by BPA that pertain to the specified customer for the specified billing period and the revised bill shall have the same date as the replaced bill.

          b. If a revision causes an additional amount to be due BPA or the specified customer beyond the amount of the original bill, a revised bill will be issued for the difference and the date of the revised bill shall be its date of issue.

                                                  Exhibit B
                                                  Contract No. DE-MS79-95BP94766
                                                  Northwest Aluminum Company



                           GENERAL WHEELING PROVISIONS
                           ---------------------------

                                                                      EXHIBIT B
GWP Form-4R                                                           (04-15-83)
                           GENERAL WHEELING PROVISIONS
                           ---------------------------
--------------------------------------------------------------------------------
                                Index to Sections
                                -----------------
Section                                                                     Page
-------                                                                     ----

GENERAL APPLICATION
     1.   Interpretation....................................................   2
     2.   Definitions ......................................................   2
     3.   Prior Demands ....................................................   4
     4.   Measurements......................................................   4
     5.   Measurements and Installation of Meters...........................   5
     6.   Tests of Metering Installations...................................   5
     7.   Adjustment for Inaccurate Metering................................   5
     8.   Character of Service..............................................   6
     9.   Point(s) of Delivery and Delivery Voltage.........................   6
     10.  Combining Deliveries Coincidentally...............................   6
     11.  Suspension of Deliveries..........................................   6
     12.  Continuity of Service.............................................   6
     13.  Uncontrollable Forces ............................................   7
     14.  Reducing Charges for Interruptions................................   7
     15.  Net Billing.......................................................   7
     16.  Average Power Factor..............................................   7
     17.  Permits...........................................................   8
     18.  Ownership of Facilities...........................................   8
     19.  Adjustment for Change of Conditions...............................   8
     20.  Dispute Resolution and Arbitration................................   9
     21.  Contract Work Hours and Safety Standards..........................  10
     22.  Convict Labor.....................................................  11
     23.  Equal Employment Opportunity......................................  11
     24.  Additional Provisions ............................................  12
     25.  Reports...........................................................  12
     26.  Assignment of Contract............................................  12
     27.  Waiver of Default ................................................  13
     28.  Notices and Computation of Time ..................................  13
     29.  Interest of Member of Congress ...................................  13

APPLICABLE ONLY IF TRANSFEREE IS A PARTY TO THIS CONTRACT
     30.  Balancing Phase Demands...........................................  13
     31.  Adjustment for Unbalanced Phase Demands...........................  13
     32.  Changes in Requirements or Characteristics........................  13
     33.  Inspection of Facilities..........................................  13
     34.  Electric Disturbances.............................................  14
     35.  Harmonic Control..................................................  15

APPLICABLE ONLY IF TRANSFEREE IS NOT A PARTY TO THIS CONTRACT
     36.  Protection of the Transferor......................................  15

RELATING ONLY TO RURAL ELECTRIFICATION BORROWERS
     37.  Approval of Contract..............................................  15

APPLICABLE ONLY IF BONNEVILLE IS THE TRANSFEROR
     38.  Equitable Adjustment of Rates.....................................  15
--------------------------------------------------------------------------------

                               GENERAL APPLICATION
                               -------------------

     1.  Interpretation.

     (a) The provisions in this exhibit shall be deemed to be a part of the contract body to which they are an exhibit. If a provision in such contract body is in conflict with a provision contained herein, the former shall prevail.

     (b) If a provision in the General Transmission Rate Schedule Provisions is in conflict with a provision in this exhibit or the contract body, this exhibit or the contract body shall prevail.

     (c) Nothing contained in this contract shall, in any manner, be construed to abridge, limit, or deprive any party thereto of any means of enforcing any remedy, either at law or in equity, for the breach of any of the provisions thereof which it would otherwise have.

     2.  Definitions. As used in this contract:

     (a) "Contractor," "Utility" or "Borrower" means the party to this contract other than Bonneville.

     (b) "Federal System" or "Federal System Facilities" means the facilities of the Federal Columbia River Power System, which for the purposes of this contract shall be deemed to include the generating facilities of the Government in the Pacific Northwest for which Bonneville is designated as marketing agent; the facilities of the Government under the jurisdiction of Bonneville; and any other facilities:

          (1) from which Bonneville receives all or a portion of the generating capability (other than station service) for use in meeting Bonneville's loads, such facilities being included only to the extent Bonneville has the right to receive such capability; provided, however, that "Bonneville's loads" shall not include that portion of the loads of any Bonneville customer which are served by a nonfederal generating resource purchased or owned directly by such customer which may be scheduled by Bonneville;

          (2) which Bonneville may use under contract, or license; or

          (3) to the extent of the rights acquired by Bonneville pursuant to the Treaty, between the Government and Canada, relating to the cooperative development of water resources of the Columbia River Basin, signed in Washington, D.C., on January 17, 1961.

     (c) "Integrated Demand" means the number of kilowatts which is equal to the number of kilowatt-hours delivered at any point during a clock hour.

     (d) "Measured Demand" means the maximum Integrated Demand for a billing month determined from measurements made as specified in the contract or as determined in section 4 hereof when metering or other data are not available for such purpose. Bonneville, in determining the Measured Demand, will exclude any abnormal Integrated Demands due to, or resulting from (a) emergencies or breakdowns on, or maintenance of, either parties' facilities, and (b) emergencies on facilities of the Transferee, provided that such facilities have been adequately maintained and prudently operated as determined by Bonneville.

     If the contract provides for delivery of more than one class of power to a Transferee at any Point of Delivery, the portion of each Integrated Demand assigned to any class of power shall be determined as specified in the contract. The portion of the Integrated Demand so assigned shall constitute the Measured Demand for such class of power.

     (e) "Month" means the period commencing at the time when the meters mentioned in this contract are read by Bonneville and ending approximately 30 days thereafter when a subsequent reading of such meters is made by Bonneville.

     (f) "Point(s) of Delivery" means the point(s) of delivery listed either in the Points of Delivery Exhibit to this contract or in the body of this contract.

     (g) "System" or "Facilities" means the transmission facilities: (1) which are owned or controlled by either party, or (2) which either party may use under lease, easement, or license.

     (h) "Transferee" means an entity which receives power or energy from the system of the Transferor.

     (i) "Transferor" means an entity which receives at one point on its system a supplying entity's power or energy and makes such power or energy available at another point on its system for the account of the delivering entity or a third party.

     (j) "Uncontrollable Forces" means:

          (1) strikes or work stoppage affecting the operation of the Contractor's works, system, or other physical facilities or of the Federal System Facilities or the physical facilities of any Transferee upon which such operation is completely dependent; the term "strikes or work stoppage" shall be deemed to include threats of imminent strikes or work stoppage which reasonably require a party or Transferee to restrict or terminate its operations to prevent substantial loss or damage to its works, system, or other physical facilities; or

          (2) such of the following events as the Contractor or Bonneville or any Transferee by exercise of reasonable diligence and foresight, could not reasonably have been expected to avoid:

               (A) events, reasonably beyond the control of either party or any Transferee, causing failure, damage, or destruction of any works, system or facilities of such party or Transferee; the word "failure" shall be deemed to include interruption of, or interference with, the actual operation of such works, system, or facilities;

               (B) floods or other conditions caused by nature which limit or prevent the operation of, or which constitute an imminent threat of damage to, any such works, system, or facilities; and

               (C) orders and temporary or permanent injunctions which prevent operation, in whole or in part, of the works, system, or facilities of either party or any Transferee, and which are issued in any bona fide proceeding by:

                    i. any duly constituted court of general jurisdiction; or

                    ii. any administrative agency or officer, other than
               Bonneville or its officers, provided by law (a) if said party or Transferee has no right to a review of the validity of such order by a court of competent jurisdiction; or (b) if such order is operative and effective unless suspended, set aside, or annulled by a court of competent jusidiction and such order is not suspended, set aside, or annulled in a judicial proceeding prosecuted by said party or Transferee in good faith; provided, however, that if such order is suspended, set aside, or annulled in such a judicial proceeding, it shall be deemed to be an "uncontrollable force" for the period during which it is in effect; provided, further, that said party or Transferee, shall not be required to prosecute such a proceeding, in order to have the benefits of this section, if the parties agree that there is no valid basis for contesting the order.

               The tem "operation" as used in this subsection shall be deemed to include construction, if construction is required to implement the contract and is specified therein.

     3.  Prior Demands.

     (a) In determining any credit demand mentioned in, or money compensation to be paid under this contract for any month, Integrated Demands at which electric energy was delivered by the Transferor at Points of Delivery mentioned herein for the account of the other party to this contract prior to the date upon which the contract takes effect shall be considered in the same manner as if this contract had been in effect.

     (b) If either party has delivered electric power and energy to the other party at any Point of Delivery specified in this contract or in any previous contract, and such Point of Delivery is superseded by another Point of Delivery specified in this contract, the Measured Demands, if any, at the superseded Point of Delivery shall be considered for the purpose of determining the charges paid to the Transferor for the electric power and energy delivered under this contract at such superseded point.

     4. Measurements. Except as it is otherwise provided in section 7, each measurement of each meter mentioned in this contract shall be the measurement automatically recorded by such meter or, at the request of either party, the measurement as mutually determined by the best available information.

     If it is provided in this contract that measurements made by any of the meters specified therein are to be adjusted for losses, such adjustments shall be made by using factors, or by compensating the meters, as agreed upon by the parties hereto. If changes in conditions occur which substantially affect any such loss factor or compensation, it will be changed in a manner which will conform to such change in conditions.

     5. Measurements and Installation of Meters. Bonneville may at any time install a meter or metering equipment to make the measurements for any Point of Delivery required for any computation or determination mentioned in this contract, and if so installed, such measurements shall be used thereafter in such computation or determination.

     6. Tests of Metering Installations. Each party to this contract shall, at its expense, test its metering installations associated with this contract at least once every two years, and, if requested to do so by the other party, shall make additional tests or inspections of such installations, the expense of which shall be paid by such other party unless such additional tests or inspections show the measurements of such installations to be inaccurate as specified in section 7. Each party shall give reasonable notice of the time when any such test or inspection is to be made to the other party who may have representatives present at such test or inspection. Any component of such installations found to be defective or inaccurate shall be adjusted, repaired or replaced to provide accurate metering.

     7.  Adjustment for Inaccurate Metering

     (a) If any meter mentioned in this contract fails to register, or if the measurement made by such meter during a test made as provided in section 6 varies by more than one percent from the measurement made by the standard meter used in such test, or if an error in meter reading occurs, adjustment shall be made correcting all measurements for the actual period during which such innacurate measurements were made, if such period can be determined. If such period cannot be determined, the adjustment shall be made for the period immediately preceding the test of such meter which is equal to the lesser of (a) one-half the time from the date of the last preceding test of such meter, or (b) six months. Such corrected measurements shall be used to recompute the amounts of any electric power and energy to be made available, or any credits to be made in any exchange energy account, and of any money compensation to be paid to the Transferor as provided in this contract.

     (b) If the credit theretofore made to the Transferor in the exchange energy account varies from the credit to be made as recomputed, the amount of the variance will be credited in such exchange energy account to the party entitled thereto.

     (c) If the money compensation theretofore paid to the Transferor varies from the money compensation to be paid as recomputed, the amount of the variance will be paid to the party entitled thereto after both parties have agreed to such recomputation and within 30 days after receipt of invoice by the designated payment office of the payer; provided, however, that the other party may deduct such amount due it from any money compensation which thereafter becomes due the Transferor under this contract.

     8. Character of Service. Unless otherwise specifically provided for in the contract, electric power and energy made available pursuant to this contract shall be in the form of three-phase current, alternating at a nominal frequency of 60 hertz.

     9. Point(s) of Delivery and Delivery Voltage. Electric power and energy shall be delivered to each Transferee at such point or points and at such voltage or voltages as are agreed upon by the parties hereto.

     10. Combining Deliveries Coincidentally. If it is provided in this contract that charges for electric power and energy made available at two or more Points of Delivery will be made by combining deliveries at such points coincidentally:

     (a) the total Measured Demand to be considered in determining the billing demand for each billing month shall be the largest sum obtained by adding for each demand interval of such month the corresponding Integrated Demands of the Transferee at all such points after adjusting said Integrated Demands as appropriate to such points;

     (b) the number of kilowathours to be used in determining the energy charge, if any, and the average power factor at which electric energy is delivered at such points under this contract, during such month, shall be the sum of the amounts of electric energy delivered at such points under this contract during such month; and

     (c) the number of reactive kilovolt-ampere-hours to be used in determining such average monthly power factor shall be the sum of the reactive kilovolt-ampere-hours delivered at such points under this contract such month.

     11. Suspension of Deliveries. The other party to this contract may at any time notify the Transferor in writing to suspend the deliveries of electric power and energy provided for in this contract. Upon receipt of any such notice, the Transferor will forthwith discontinue, and will not resume, such deliveries until notified to do so by the other party, and upon receipt of such notice from the other party to do so, will forthwith resume such deliveries.

     12. Continuity of Service. Either party may temporarily interrupt or reduce deliveries of electric power and energy if such party determines that such interruption or reduction is necessary or desirable in case of system emergencies, Uncontrollable Forces, or in order to install equipment in, make repairs to, make replacements within, make investigations and inspections of, or perform other maintenance work on its system. Except in case of emergency and in order that each party's operations will not be unreasonably interfered with, such party shall give notice to the other party of any such interruption or reduction, the reason therefor, and the probable duration thereof to the extent such party has knowledge thereof. Each party shall effect the use of temporary facilities or equipment to minimize the effect of any such interruption or outage to the extent reasonable or appropriate.

     13. Uncontrollable Forces. Each party shall notify the other as soon as possible of any Uncontrollable Forces which may in any way affect the delivery of power hereunder. In the event the operations of either party are interrupted or curtailed due to such Uncontrollable Forces, such party shall exercise due diligence to reinstate such operations with reasonable dispatch.

     14. Reducing Charges for Interruptions. If deliveries of electric power and energy to the Transferee are suspended, interrupted, interfered with or curtailed due to Uncontrollable Forces on either the Transferee's System or Transferor's System, or if the Transferor interrupts or reduces deliveries to the Transferee for any of the reasons stated in section 12 hereof, the credit in the exchange energy account which would otherwise be made, or the money compensation which would otherwise be paid to the Transferor, shall be appropriately reduced. No interruption, or equivalent interruption, of less than 30 minutes duration will be considered for computation of such reduction in charges.

     15. Net Billing. Upon mutual agreement of the parties, payment due one party may be offset against payments due the other party under all contracts between the parties hereto for the sale and exchange of electric power and energy, use of transmission facilities, operation and maintenance of electric facilities, lease of electric facilities, mutual supply of emergency and standby electric power and energy, and under such other contracts between such parties as the parties may agree, unless otherwise provided in existing contracts between the parties. Under contracts included in this procedure, all payments due one party in any month shall be offset against payments due the other party in such month, and the resulting net balance shall be paid to the party in whose favor such balance exists unless the latter elects to have such balance carried forward to be added to the payments due it in a succeeding month.

     16. Average Power Factor.

     (a) The formula for determining average power factor is as follows:

Average Power Factor =                     Kilowatthours
                       ---------------------------------------------------------
                       /(Kilowatthours)2 + (Reactive Kilovolt-ampere-hours)2

The data used in the above formula shall be obtained from meters which are ratcheted to prevent reverse registration.

     (b) When delivery of electric power and energy by the Transferor at any point is commingled with any other class or classes of power and it is impracticable to separately meter the kilowatthours and reactive kilovolt-ampere-hours for each class, the average power factor of the total delivery of such electric power and energy for the month will be used, where applicable, as the power factor for each of the separate classes.

     (c) Except as it is otherwise specifically provided in this contract, no adjustment will be made for power factor at any point of delivery described in this contract while the varhours delivered at such point are not measured.

     (d) The Transferor may, but shall not be obligated to, deliver electric energy hereunder at a power factor of less than 0.85 leading or lagging.

     17. Permits.

     (a) If any equipment or facilities associated with any Point of Delivery and belonging to a party to this contract are or are to be located on the property of the other party, a permit to install, test, maintain, inspect, replace, repair, and operate during the term of this contract and to remove such equipment and facilities at the expiration of said term, together with the right of entry to said property at all reasonable times in such term, is hereby granted by the other party.

     (b) Each party shall have the right at all reasonable times to enter the property of the other party for the purpose of reading any and all meters mentioned in this contract which are installed on such property.

     (c) If either party is required or permitted to install, test, maintain, inspect, replace, repair, remove, or operate equipment on the property of the other, the owner of such property shall furnish the other party with accurate drawings and wiring diagrams of associated equipment and facilities, or, if such drawings or diagrams are not available, shall furnish accurate information regarding such equipment or facilities. The owner of such property shall notify the other party of any subsequent modification which may affect the duties of the other party in regard to such equipment, and furnish the other party with accurate revised drawings, if possible.

     18. Ownership of Facilities.

     (a) Except as otherwise expressly provided, ownership of any and all equipment, and of all salvable facilities installed or previously installed by a party to this contract on the property of the other party shall be and remain in the installing party.

     (b) Each party shall identify all movable equipment and all other salvable facilities which are installed by such party on the property of the other by permanently affixing thereto suitable markers plainly stating the name of the owner of the equipment and facilities so identified. Within a reasonable time subsequent to initial installation, and subsequent to any modification of such installation, representatives of the parties shall jointly prepare an itemized list of said movable equipment and facilities.

     19. Adjustment for Change of Conditions. If changes in conditions hereafter occur which substantially affect any factor required by this contract to be used in determining (a) any credit in any exchange energy account to be made, money compensation to be paid, or amount of electric power and energy or losses to be made available to one party by the other party, or (b) any maximum replacement demand, or average power factor mentioned in this contract, such factor will be changed in an equitable manner which will conform to such changes of conditions. If an increase in the capacity of the facilities being used by the Transferor in making deliveries hereunder is required at any time after execution of this contract to enable the Transferor to make the deliveries herein required together with those required for its own operations, the construction or installation of additional or other equipment or facilities for that purpose shall be deemed to be a change of conditions within the meaning of the preceding sentence.

     If, pursuant to the terms of the agreement establishing such exchange energy account, another rate is substituted for the rate to be used in settling the balance in such account, the number of kilowatthours to be credited to the Transferor in such account for each month as provided in this agreement, shall be changed for each month thereafter to the amount computed by multiplying such number of kilowatthours by 2.5 mills and dividing the resulting product by the currently effective substituted rate in mills per kilowatthour.

     20. Dispute Resolution and Arbitration.

     (a) Pending resolution of a disputed matter the parties will continue performance of their respective obligations pursuant to this contract. If the parties cannot reach timely mutual agreement on any matter in the administration of this contract Bonneville shall, unless otherwise specifically provided for in subsection (b) below and, to the extent necessary for its continued performance, make a determination of such matter without prejudice to the rights of the other party. Such determination shall not constitute a waiver of any other remedy belonging to the Contractor.

     (b) The questions of fact stated below shall be subject to arbitration. Other questions of fact under this contract may be submitted to arbitration upon written mutual agreement of the parties. The party calling for arbitration shall serve notice in writing upon the other party, setting forth in detail the question or questions to be arbitrated and the arbitrator appointed by such party. The other party shall, within 10 days after the receipt of such notice, appoint a second arbitrator, and the two so appointed shall choose and appoint a third. In case such other party fails to appoint an arbitrator within said 10 days, or in case the two so appointed fail for 10 days to agree upon and appoint a third, the party calling for the arbitration, upon 5 days' written notice delivered to the other party, shall apply to the person who at the time shall be the presiding judge of the United States Court of Appeals for the Ninth Circuit for appointment of the second and third arbitrator, as the case may be.

     The determination of the question or questions submitted for arbitration shall be made by a majority of the arbitrators and shall be binding on the parties. Each party shall pay for the services and expenses of the arbitrator appointed by or for it, for its own attorney fees, and for compensation for its witnesses or consultants. All other costs incurred in connection with the arbitration shall be shared equally by the parties thereto.

     The questions of fact to be determined as provided in this section shall be limited to:

          (1) the determination of the measurements to be made by the parties hereto pursuant to section 4;

          (2) the correction of the measurements to be made pursuant to section
     7;

          (3) the duration of the interruption or equivalent interruption in section 14;

          (4) whether changes in conditions mentioned in section 19 have occurred;

          (5) whether the changes mentioned in section 30 were made "promptly";

          (6) whether an increase or decrease in load or change in load factor mentioned in section 32 is unusual;

          (7) any issue which both parties agree is an issue of fact mentioned in sections 30, 31, and 34;

          (8) the occurrence of an abnormal nonrecurring demand and the amount and time thereof;

          (9) whether a party has complied with section 34(b); and

          (10) the acceptable level of harmonics for purposes of section 35.

     21. Contract Work Hours and Safety Standards.

     This contract, if and to the extent required by applicable law and if not otherwise exempted, is subject to the following provisions:

     (a) Overtime Requirements. No Contractor or subcontractor contracting for any part of the contract work which may require or involve the employment of laborers or mechanics, shall require or permit any laborer or mechanic in any workweek in which such worker is employed on such work to work in excess of 8 hours in any calendar day or in excess of 40 hours in such workweek unless such laborer or mechanic receives compensation at a rate not less than one and one-half times such worker's basic rate of pay for all hours worked in excess of eight hours in any calendar day or in excess of 40 hours in such workweek, as the case may be.

     (b) Violation; Liability for Unpaid Wages; Liquidated Damages. In the event of any violation of the provisions of subsection (a), the Contractor and any subcontractor responsible therefor shall be liable to any affected employee for such employee's unpaid wages. In addition, such contractor and subcontractor shall be liable to the Government for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic employed in violation of the provisions of subsection (a) in the sum of $10 for each calendar day on which such employee was required or permitted to be employed in such work in excess of eight hours or in excess of such employee's standard workweek of 40 hours without payment of the overtime wages required by subsection (a) above.

     (c) Withholding for Unpaid Wages and Liquidated Damages. Bonneville may withhold or cause to be withheld, from any moneys payable on account of work performed by the Contractor or subcontractor, such sums as may administratively be determined to be necessary to satisfy any liabilities of such Contractor or subcontractor for unpaid wages and liquidated damages as provided in subsection
(b) above.

     (d) Subcontracts. The Contractor shall insert in any subcontracts the clauses set forth in subsections (a) through (c) of this provision and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts which they may enter into, together with a clause requiring this insertion in any further subcontracts that may in turn be made.

     (e) Records. The Contractor shall maintain payroll records containing the information specified in 29 CFR 516.2(a). Such records shall be preserved for 3 years from the completion of the contract.

     22. Convict Labor. In connection with the performance of work under this contract, the Contractor agrees, if and to the extent required by applicable law or if not otherwise exempted, not to employ any person undergoing sentence of imprisonment except as provided by Public Law 89- 176, September 10, 1965 (18 U.S.C. 4082(c)(2)) and Executive Order 11755, December 29, 1973.

     23. Equal Employment Opportunity. During the performance of this contract, if and to the extent required by applicable law or if not otherwise exempted, the Contractor agrees as follows:

     (a) The Contractor will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. The Contractor will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to, the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Contractor agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by Bonneville setting forth the provisions of the Equal Opportunity clause.

     (b) The Contractor will, in all solicitations or advertisements for employees placed by or on behalf of the Contractor, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, or national origin.

     (c) The Contractor will send to each labor union or representative of workers with which said Contractor has a collective bargaining agreement or other contract or understanding, a notice, to be provided by Bonneville, advising the labor union or worker's representative of the Contractor's commitments under this Equal Opportunity clause and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

     (d) The Contractor will comply with all provisions of Executive Order No. 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

     (e) The Contractor will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and relevant orders of the Secretary of Labor, or pursuant thereto, and will permit access to said Contractor's books, records, and accounts by Bonneville and the Secretary of Labor for purposes of investigations to ascertain compliance with such rules, regulations, and orders.

     (f) In the event of the Contractor's noncompliance with the Equal Opportunity clause of this contract or with any of such rules, regulations, or orders, this contract may be cancelled, terminated, or suspended in whole or in part and the Contractor may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order No. 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

     (g) The Contractor will include the provisions of paragraphs (a) through
(f) in every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order No. 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The Contractor will take such action with respect to any subcontract or purchase order as Bonneville may direct as a means of enforcing such provisions, including sanctions for noncompliance. In the event the Contractor becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by Bonneville, the Contractor may request the Government to enter into such litigation to protect the interests of the Government.

     24. Additional Provisions. The Contractor agrees to comply with the clauses for Government contracts contained in the following statutes, Executive Orders, and regulations to the extent applicable:

     (a) the Rehabilitation Act of 1973, Public Law 93-112, as amended, and 41 CFR 60-741 (affirmative action for handicapped workers);

     (b) the Vietnam Era Veterans Readjustment Assistance Act of 1974, Public Law 92-540, as amended, and 41 CFR 60-250 (affirmative action for disabled veterans and veterans of the Vietnam era);

     (c) Executive Order 11625 and 41 CFR 1-1.1310-2 (utilization of minority business enterprises);

     (d) the Small Business Act, as amended.

     25. Reports. The other party to this contract will furnish Bonneville such information as is necessary for making any computation required for the purposes of this contract, and the parties will cooperate in exchanging such additional information as may be reasonably useful for their respective operations.

     26. Assignment of Contract. This contract shall inure to the benefit of, and shall be binding upon the respective successors and assigns of the parties to this contract. Such contract or any interest therein shall not be transferred or assigned by either party to any party other than the Government or an agency thereof without the written consent of the other except as specifically provided in this section. The consent of Bonneville is hereby given to any security assignment or other like financing instrument which may be required under terms of any mortgage, trust, security agreement or holder of such instrument of indebtedness made by and between the Contractor and any mortgagee, trustee, secured party, subsidiary of the Contractor or holder of such instrument of indebtedness, as security for bonds of other indebtedness of such Contractor, present or future; such mortagagee, trustee, secured party, subsidiary, or holder may realize upon such security in foreclosure or other suitable proceedings, and succeed to all right, title, and interests of such Contractor.

     27. Waiver of Default. Any waiver at any time by any party to this contract of its rights with respect to any default of any other party thereto, or with respect to any other matter arising in connection with such contract, shall not be considered a waiver with respect to any subsequent default or matter.

     28. Notices and Computation of Time. Any notice required by this contract to be given to any party shall be effective when it is received by such party, and in computing any period of time from such notice, such period shall commence at 2400 hours on the date of receipt of such notice.

     29. Interest of Member of Congress. No Member of, or Delegate to Congress, or Resident Commissioner shall be admitted to any share or part of this contract or to any benefit that may arise therefrom, but this provision shall not be construed to extend to this contract if made with a corporation for its general benefit.

            APPLICABLE ONLY IF TRANSFEREE IS A PARTY TO THIS CONTRACT
            ---------------------------------------------------------

     30. Balancing Phase Demands. If required by the Transferor at any time during the term of this contract, the Transferee shall promptly make such changes as are necessary on its system to balance the phase currents at any Point of Delivery so that the current of any one phase shall not exceed the current on any other phase at such point by more than 10 percent.

     31. Adjustment for Unbalanced Phase Demands. If the Transferee fails to promptly make the changes mentioned in section 30, the Transferor may, after giving written notice one month in advance, determine that the Measured Demand of the Transferee at the Point of Delivery in question during each month thereafter, until such changes are made, is equal to the product obtained by multiplying by three the largest of the Integrated Demands on any phase adjusted as appropriate to such point during such month.

     32. Changes in Requirements or Characteristics. The Transferee will, whenever possible, give reasonable notice to the Transferor of any unusual increase or decrease of its demands for electric power and energy on the Transferor's system, or of any unusual change in the load factor or power factor at which the Transferee will take delivery of electric power and energy under this contract.

     33. Inspection of Facilities. Each party may for any reasonable purpose under this contract inspect the other party's electric installation at any reasonable time. Such inspection, or failure to inspect, shall not render such party, its officers, agents, or employees, liable or responsible for any injury, loss, damage, or accident resulting from defects in such electric installation, or for violation of this contract. The inspecting party shall observe written instructions and rules posted in facilities and such other necessary instructions or standards for inspection as the parties agree to. Only those electric installations used in complying with the terms of this contract shall be subject to inspection.

     34. Electric Disturbances.

     (a) For the purposes of this section, an electric disturbance is any sudden, unexpected, changed, or abnormal electric condition occurring in or on an electric system which causes damage.

     (b) Each party shall design, construct, operate, maintain and use its electric system in conformance with accepted utility practices:

          (1) to minimize electric disturbances such as, but not limited to, the abnormal flow of power which may damage or interfere with the electric system of the other party or any electric system connected with such other party's electric system; and

          (2) to minimize the effect on its electric system and on its customers of electric disturbances originating on its own or another electric system.

     (c) If both parties to this contract are parties to the Western Interconnected Electric System Agreement, their relationship with respect to system damages shall be governed by that Agreement.

     (d) During such time as a party to this contract is not a party to the Agreement Limiting Liability Among Western Interconnected Systems, its relations with the other party with respect to system damages shall be governed by the following sentence, notwithstanding the fact that the other party may be a party to said Agreement Limiting Liability Among Western Interconnected Systems. A party to this contract shall not be liable to the other party for damage to the other party's system or facilities caused by an electric disturbance on the first party's system, whether or not such electric disturbance is the result of negligence by the first party, if the other party has failed to fulfill its obligations under subsection (b)(2) above.

     (e) If one of the parties to this contract is not a party to the Agreement Limiting Liability Among Western Interconnected Systems, each party to this contract shall hold harmless and indemnify the other party, its officers and employees, from any claims for loss, injury, or damage suffered by those to whom the first party delivers power not for resale, which loss, injury or damage is caused by an electric disturbance on the other party's system, whether or not such electric disturbance results from the negligence of such other party, if such first party has failed to fulfill its obligations under subsection (b)(2) above, and such failure contributed to the loss, injury or damage.

     (f) Nothing in this section shall be construed to create any duty to, any standard of care with reference to, or any liability to any person not a party to this contract.

     35. Harmonic Control. Each party shall design, construct, operate, maintain and use its electric facilities in accordance with good engineering practices to reduce to acceptable levels the harmonic currents and voltages which pass into the other party's facilities. Harmonic reductions shall be accomplished with equipment which is specifically designed and permanently operated and maintained as an integral part of the facilities of the party which owns the system on which harmonics are generated.

          APPLICABLE ONLY IF TRANSFEREE IS NOT A PARTY TO THIS CONTRACT
          -------------------------------------------------------------

     36. Protection of the Transferor. Protection is or will be afforded to Bonneville or its Transferor under such of the following provisions and conditions as are specified in each contract executed or to be executed by Bonneville and each third party Transferee named in this contract: the power factor clause of the applicable Bonneville Wholesale Rate Schedule and the subject matter set forth in the General Contract Provisions under the following titles, namely:

     Adjustment for Unbalanced Phase Demands; Uncontrollable Forces; Continuity of Service; Changes in Demands or Characteristics; Electric Disturbances; Harmonic Control; Balancing Phase Demands; Permits; Ownership of Facilities; and Inspection of Facilities.

           RELATING TO RURAL ELECTRIFICATION ADMINISTRATION BORROWERS
           ----------------------------------------------------------

     37. Approval of Contract. If the Contractor borrows from the Rural Electrification Administration or any other entity under an indenture which requires the lender's approval of contracts, this contract and any amendment thereto shall not be binding on the parties thereto if they are not approved by the Rural Electrification Administration or such other entity. The Contractor shall notify Bonneville of any such entity. If approval is given, such contract or amendment shall be effective at the time stated therein.

                 APPLICABLE ONLY IF BONNEVILLE IS THE TRANSFEROR
                 -----------------------------------------------

     38. Equitable Adjustment of Rates.

     (a) Bonneville shall establish, periodically review and revise rates for the wheeling of electric power and/or energy pursuant to the terms of this contract. Such rates shall be established in accordance with applicable law.

     (b) As used in this section, the words "Rate Adjustment Date" shall mean any date specified by Bonneville in a notice of intent to file revised rates as published in the Federal Register; provided, however, that such date shall not occur sooner than (1) nine months from the date that such notice of intent is published; or (2) twelve months from any previous Rate Adjustment Date. By giving written notice to the Contractor 45 days prior to such Rate Adjustment Date, Bonneville may delay such Rate Adjustment Date for up to 90 days if Bonneville determines either that the revenue level of the proposed rates differs by more than five percent from the revenue requirements indicated by most recent repayment studies entered in the hearings record or that external events beyond Bonneville's control will prevent Bonneville from meeting such Rate Adjustment Date. Bonneville may cancel a notice of intent to file revised rates at any time (1) by written notice to the Contractor; or (2) by publishing in the Federal Register a new notice of intent to file revised rates which specifically cancels a previous notice.

     (c) The Contractor shall pay Bonneville for the service made available under this contract during the period commencing on each Rate Adjustment Date and ending at the beginning of the next Rate Adjustment Date at the rate specified in any rate schedule available at the beginning of such period for service of the class, quality, and type provided for in this contract, and in accordance with the terms thereof, and of the General Transmission Rate Schedule Provisions, if any, as changed with, incorporated in or referred to in such rate schedule. New rates shall not be effective on any Rate Adjustment Date unless they have been approved on a final or interim basis by a governmental agency designated by law to approve Bonneville's rates. Rates shall be applied in accordance with the terms thereof, the General Transmission Rate Schedule Provisions as changed with, incorporated in or referred to in such rate schedule and the terms of this contract.

(WP-PKJ-0222f)

                                                  Exhibit C
                                                  Contract No. DE-MS79-95BP94766
                                                  Northwest Aluminum Company



                             TRANSMISSION PARAMETERS
                             -----------------------

A.   Points of Integration, Transmission Demands, and Resources.
     ----------------------------------------------------------

                                                                       Resource(s) to be
                      Point of Integration     Transmission Demand         Integrated
                      --------------------     -------------------     -----------------
                           (voltage)                  (kW)

1.  Name of Substation (----- kV)                     -----                   -----

2.  Name of Substation (----- kV)                     -----                   -----

Total Transmission Demand                             -----


If Customer requests transmission service for a new Resource, which is a replacement for a Resource listed in Exhibit C, at the same Point of Integration and with the same or less associated Transmission Demand, and Bonneville determines that such replacement Resource can be integrated at such Point of Integration, Bonneville shall allow substitution of such replacement Resource in this Exhibit C. The Resource term shall include any purchase option periods.


B.   Points of Delivery and Use-of-Facilities Charges.
     ------------------------------------------------


     Points of Delivery                    Use-of-Facilities Charges
     ------------------                    -------------------------


     [Customer Facilities Locations]

     Points of Delivery for Station Service Only Unless Otherwise Noted<F1>
     ---------------------------------------------------------------------

C.   Description of Points of Integration and Points of Delivery.

     These are definitions only. Designations of these points as either Points of Integration or Points of Delivery are in Part A or Part B of this Exhibit.

     1.   ENTER NAME:


          Location:


          Voltage:  ----- kV


          Metering:


     2.   ENTER NAME:


          Location:


          Voltage:  ----- kV


          Metering:


     3.   ENTER NAME:


          Location:


          Voltage:  ----- kV

---------------

<F1>
     (1) Upon Bonneville's request, the Customer shall provide evidence of the obligation to provide station service and the amounts and conditions of such obligation.

          Metering:

                                                  Exhibit D
                                                  Contract No. DE-MS79-95BP94766
                                                  Northwest Aluminum Company



                            TRANSMISSION LOSS FACTORS
                            -------------------------

A.   Losses Resulting From Transmission Pursuant to the Integration of Resources
     (IR) Rate Schedule.
     ---------------------------------------------------------------------------


     Loss Factor
     -----------


     1.6%


B. Losses Resulting From Nonfirm Transmission Pursuant to the Energy Transmission (ET)Rate Schedule.
     -----------------------------------------------------------------


     Loss Factor
     -----------


     1.6%

                                                  Exhibit E
                                                  Contract No. DE-MS79-95BP94766
                                                  Northwest Aluminum Company



                         REQUEST AND RESPONSE PROCEDURES
                         -------------------------------

     Bonneville agrees to enter into this Exhibit E to provide a contractual process and standards for the Customer--comparable to that available under sections 211 and 212 of the Federal Power Act and the Regional Transmission Associations--because Customer is not currently eligible for membership in the RTAs and is not eligible to make a section 211 request.

1.   DEFINITIONS.

     When capitalized herein, whether in singular or plural, the following terms shall have the following meaning:

     1.1 Arbitrator. An individual selected to resolve disputes under this Agreement (including this Exhibit E to the Agreement).

     1.2 Available Transmission Capacity. That amount of transmission capacity on Bonneville's Transmission System available to Bonneville, at the time such requested service would commence, to provide the transmission service requested by Customer that is not reasonably required to accommodate transmission service for Bonneville's: (i) Native Load; (ii) existing contractual commitments for firm wholesale purchases, firm exchanges, firm deliveries, and firm sales, including the Pacific Northwest Coordination Agreement or its successor; (iii) Firm Transmission Service; (iv) Prudent Reserves to support (i), (ii), and (iii) above; and (v) other pending potential uses of Bonneville's transmission to the extent reasonable and consistent with then-applicable FERC standards.

     1.3  Award. A decision of an Arbitrator pursuant to this Agreement.

     1.4 Bonneville's Transmission System. Bonneville's Transmission System shall include the FCRTS, and facilities over which Bonneville has any contractual transmission rights.

     1.5 Existing Facilities. Those transmission facilities owned by Bonneville, or transmission capacity under contract to Bonneville, which as of the proposed effective date of the requested service under the Good Faith Request, have been used, or will have been used, to transmit federal or non-federal electric energy.

     1.6 Firm Transmission Service. Transmission services that Bonneville by treaty, statute, contract, or federal policy or regulation, has the firm obligation to plan, construct or operate its system to provide. Firm Transmission Service includes firm service over the FCRTS needed to assure adequate and reliable service to nonfederal loads in the Pacific Northwest, as that region is defined in subsection 3(14) of the Pacific Northwest Electric Power Planning and Conservation Act (16 U.S.C. subsection 839a(14)), where not included in Native Load.

     1.7  FERC. The Federal Energy Regulatory Commission or a successor agency.

     1.8  FPA. The Federal Power Act as it may be amended from time to time.

     1.9 Incremental Facilities. Transmission facilities, other than Existing Facilities, that are reasonably required to satisfy a request for transmission service from Customer.

     1.10 Interconnection. Incremental Facilities connecting the systems of two or more utilities.

     1.11 Native Load. Existing and reasonably-forecasted customer load, including Customer's load, for which Bonneville by treaty, statute, contract, or federal policy or regulation, has the obligation to plan, construct, or operate its system reliably.

     1.12 Northwest Power Pool. A reliability organization for the Northwest Interconnected Area.

     1.13 Northwest Interconnected Area. The area consisting of the States of Oregon, Washington, and Idaho, the portion of the State of Montana west of the Continental Divide, and such portions of the States of Nevada, Utah, and Wyoming as are within the Columbia River drainage basin; and any contiguous areas, not in excess of seventy-five air miles from the just described area, which are a part of the service area of a rural electric cooperative customer served by the Bonneville on the effective date of this Agreement which has a distribution system from which it serves both within and without such area; and the provinces of British Columbia and Alberta.

     1.14 Prudent Reserve. An amount of transmission capacity (on an hourly, on-peak/off- peak, seasonal, or other time basis as is necessary) reserved for Bonneville's reasonable reliability requirements as determined by Bonneville's reliability criteria, standards, guidelines and operating procedures, which shall be consistent with Prudent Utility Practice and regional reliability council criteria, and which shall be impartially applied without undue discrimination.

     1.15 Prudent Utility Practice. Those practices, methods, and acts, including levels of reserves and provisions for contingencies, as may be modified from time to time, that are generally accepted in the Northwest Interconnected Area to plan, design, and operate electric systems in a manner that is dependable, reliable, safe, efficient, economical, and in accordance with all applicable laws and governmental rules, regulations and orders, or which in the exercise of reasonable judgment considering the facts known when engaged in, could have been expected to accomplish the desired result at a reasonable cost consistent with applicable law, reliability, efficiency and economy.

     1.16 Transmission Services. The Transmission Services over the FCRTS made available to Customer under this Agreement shall be transmission of power, energy or other energy products for delivery to Customer's Facilities for consumption. The Customer may request additional transmission services including the following:

          (a) Customer may request POI(s), and associated Transmission Demand(s), at the non-network terminus of the Southern, Northern, or Eastern Interties.

          (b) Customer may request a POD(s), other than at the location of Customer Facilities, for the purpose of reselling power which cannot be consumed in Customer's Facilities.

          (c) Customer may request a Total Transmission Demand in excess of that allowed by subsection 4 of this Agreement.

          (d)  Customer may request transmission services other than IR.

          Requests for service under this Exhibit E and Bonneville's responses thereto shall be subject to the procedures and standards of Exhibit E provided only that requests for Transmission Demand in excess of that allowed by section 4 of this Agreement shall be subject to Bonneville's precedent and policy of providing transmission capacity to its direct service customers in excess of their Contract Demand.

2.   REQUESTS FOR TRANSMISSION SERVICE.

     2.1 Service to be Provided. Upon request by Customer and subject to the terms of this Agreement, Bonneville shall provide Transmission Services to Customer from its Available Transmission Capacity on its Existing Facilities, or from Incremental Facilities where necessary, to Customer on the same basis that Bonneville provides such services to similarly-situated entities eligible for FERC-ordered service under FPA sections 211 and 212.

     2.2 Request for Service. Customer shall provide to Bonneville information regarding its request for transmission service, consistent (to the extent applicable) with either the FERC's then-current policy regarding such request (as currently embodied in its "Policy Statement Regarding Good Faith Requests for Transmission Services") or as otherwise mutually agreed. A request for transmission services which is consistent with this subsection shall be deemed a "Good Faith Request" for transmission services for purposes of this Agreement.

     2.3  Response to Request for Transmission Service.

          2.3.1 Bonneville shall respond to a request for transmission services from Customer in a manner consistent with responses to Good Faith Requests under section 212 of the FPA and FERC's then-current policies (as presently embodied in its "Policy Statement Regarding Good Faith Requests for Transmission Services").

          2.3.2 Bonneville may elect to provide the requested transmission service without further study, or may elect to conduct a study, including any environmental studies, if such are reasonably required by statute to determine:

               (i) whether Bonneville has sufficient Available Transmission Capacity to provide the requested service initially and for the full term of the request; and

               (ii) what Incremental Facilities, if any, are required to
                    accommodate the requested service.

               If Bonneville and Customer agree, such study may be conducted by a third party; provided, however, Bonneville shall retain the authority to accept or reject the study's conclusions. Bonneville's reasonable study costs shall be billed to and paid by Customer based upon Bonneville's estimate of such costs. Any reconciliation for over or underpayment shall be done upon completion of the study work. Such study shall be completed within a reasonable time period consistent with FERC's then-current policies. Failing agreement between Bonneville and Customer on a reasonable period of time for and scope of such studies, the dispute resolution procedures may be invoked by either Party. Bonneville shall be responsible for conducting the study with participation and input from Customer. The results of the study, to the extent Customer has not requested confidential treatment, shall be made available to the Customer and to any other DSI or Member of the Northwest RTA, provided that such other DSI or Member reimburses Customer for a reasonable share of its costs.

          2.3.3 Subject to the requirements of the National Environmental Policy Act or other applicable environmental laws, if Bonneville is able to provide the requested transmission service without further study or if the study demonstrates that the requested service can be provided using Existing Facilities, then Bonneville shall promptly tender amendments to this contract to Customer and take all other actions reasonably necessary to effectuate service.

     2.4  Requests Requiring Upgrades, Additional Facilities or
          Interconnections.

          2.4.1 If Bonneville concludes, based on a study performed pursuant to subsection 2.3.2, that Bonneville does not have sufficient Available Transmission Capacity to provide the requested service initially or for the term of the request, then Bonneville's study shall include at a minimum: (i) a detailed description of the Incremental Facilities which are necessary to provide the requested service; (ii) the estimated cost of and cash flow requirements for installing the Incremental Facilities; (iii) the estimated time necessary to build the Incremental Facilities, including the estimated time required for environmental studies, licensing and regulatory approvals, (iv) the estimated incremental capacity added to the transmission system by the Incremental Facilities; and (v) whether Customer will be expected or required to contribute capital in connection with installing the Incremental Facilities. If requested, Bonneville will also provide a list of any other requests or Bonneville forecasted uses that contributed to the insufficiency of Available Transmission Capacity.

          2.4.2 If Bonneville's study demonstrates a need for a transmission Interconnection with another entity, then Bonneville shall make a good faith effort to arrange a joint study with the other entity to evaluate the impact of such an Interconnection.

          2.4.3 If Bonneville's study demonstrates a need for and the feasibility of building Incremental Facilities and if Customer elects to proceed with its request for transmission services, then Bonneville shall be obligated to build the Incremental Facility and provide the requested service; provided that Bonneville's obligation to build and provide service is subject to applicable law. Bonneville shall provide notice of the project to all other DSIs and to the manager of the Northwest RTA.

3.   PRICING.

     Pricing of Transmission Services by Bonneville to integrate Customer's Resource to its load under this Agreement shall be pursuant to IR-93 and its successor. If Bonneville offers other Transmission Services, pricing for such services shall be at the rates applicable to other users of the same services.

4.   PURCHASE AND RESALE SERVICES.

     Bonneville and Customer acknowledge that in some instances, an arrangement in which Bonneville purchases power for resale to Customer may be preferable to Bonneville wheeling non-federal power to Customer. Therefore, Bonneville shall make best efforts to purchase power, energy or other energy services, as specified by Customer as to supplier, amount, term, shape, and other criteria, and resell such power, energy or other energy services to Customer for Customer's own use at a price equal to Bonneville's purchase costs for the power plus Bonneville transmission charges that would have been applicable if Customer had directly purchased such power, energy or other energy services. Bonneville may also impose a reasonable brokerage fee for this service.

5.   TRANSMISSION ON NON-FEDERAL SYSTEMS.

     Bonneville shall make best efforts to request and purchase transmission services identified by Customer, on Customer's behalf, from Northwest RTG members, Westwide RTG members, or from any transmitting utility under sections 211 and 212 of the Federal Power Act. Customer shall reimburse Bonneville for all of the costs incurred in complying with this provision.

6.   DISPUTE RESOLUTION.

     6.1 Scope of Dispute Resolution. The scope of dispute resolution under this Agreement shall include all disputes arising under this Agreement, including but not limited to, disputes concerning amounts and location of Available Transmission Capacity; need for and costs of Incremental Facilities and interconnection facilities; costs, prices, and terms and conditions of requested transmission services and interconnection facilities; and estimates of the nature, extent, total cost, schedule, and proposed allocations of costs associated with studies, including environmental analyses, proposed in response to a request for service; and including, unless expressly waived, disputes arising under transmission agreements requested, offered or signed pursuant to this Agreement.

     6.2  Preconditions to Arbitration.

          6.2.1 Each Party shall use best efforts to settle all disputes arising under this Governing Agreement. In the event any such dispute is not settled, any disputing Party may request in writing that the Manager of the Northwest RTA (or alternatively, the head of the Northwest Power Pool) appoint an impartial facilitator to aid the disputing Parties in reaching a mutually acceptable resolution to the dispute; such appointment shall be made within ten days of receipt of the request. The facilitator and representatives of the disputing Parties with authority to settle the dispute shall meet within 21 days after the facilitator has been appointed to attempt to negotiate a resolution of the dispute. Settlement offers shall not be admissible in any subsequent dispute resolution process or in any other forum. With the consent of all disputing Parties, resolution may include referring the matter to a technical body (such as the Northwest Power Pool Transmission Planning Committee) for resolution or an advisory opinion.

          6.2.2 If the disputing Parties have not succeeded in negotiating a resolution of the dispute within 30 days after first meeting with the facilitator or if the facilitator is not appointed within ten days pursuant to subsection 6.2.1, such Parties shall be deemed to be at an impasse and any such disputing Party may commence the dispute resolution process by submitting a written notice to the other Party.

     6.3 Arbitration Process.

          6.3.1 Within 14 days of a disputing Party's request that the arbitration process be commenced, each disputing Party shall submit a statement in writing to the other disputing Party, which statement shall set forth in reasonable detail the nature of the dispute, the issues to be arbitrated, and the proposed Award sought through such arbitration proceedings. To the extent the disputing Parties do not agree on the terms of a requested contract for Interconnection or Transmission Services, each submittal shall include proposed contract language for those issues in dispute.

          6.3.2 Within ten days following the submission of their statements, the disputing Parties shall select an Arbitrator who shall be familiar with and knowledgeable about the policies and criteria used in the Northwest Interconnected Area transmission systems and regulatory requirements. If the disputing Parties cannot agree upon an Arbitrator, the disputing Parties shall take turns striking names from a list of ten qualified individuals supplied by the Northwest RTA Manager (or alternatively the head of the Northwest Power Pool) from the list maintained by the Northwest RTA Board with a disputing Party chosen by lot first striking a name. The last-remaining name not stricken shall be designated as the Arbitrator. If that individual is unable or unwilling to serve, the individual last stricken from the list shall be designated and the process repeated until an individual is selected who is able and willing to serve. Absent the express written consent of all disputing Parties as to any particular individual, no person shall be eligible for selection as an Arbitrator who is or was, past or present, an officer, member of the governing body, employee of or consultant to any of the disputing Parties, or of an entity related to or affiliated with any of the disputing Parties, or whose interests are otherwise affected by the matter to be arbitrated. Any individual designated as an Arbitrator shall make known to the disputing Parties any such disqualifying relationship and a new Arbitrator shall be designated in accordance with the provisions of this subsection.

          6.3.3 The Arbitrator shall cause to be published in the Northwest RTA newsletter and electronic bulletin board a notice of the dispute with sufficient detail to inform potential intervenors of the disputed issues.

          6.3.4 The Arbitrator shall determine discovery procedures, intervention rights, how evidence shall be taken, what written submittals may be made, and other such procedural matters, taking into account the complexity of the issues involved, the extent to which factual matters are disputed and the extent to which the credibility of witnesses is relevant to a resolution of the dispute. Each party to the dispute shall produce all evidence determined by the Arbitrator to be relevant to the issues presented. To the extent such evidence involves proprietary or confidential information, the Arbitrator shall issue an appropriate protective order which shall be complied with by all Parties to the dispute. The Arbitrator may elect to resolve the arbitration matter solely on the basis of written evidence and arguments.

          6.3.5 The Arbitrator shall grant intervention only to Parties that have a commercial power or transmission interest in the dispute. Intervening

                Parties shall have the same procedural rights as Disputing Parties to the dispute. "Parties" refers to both Disputing Parties and Intervening Parties. Absent the agreement to the contrary of all disputing Parties, no entity shall be permitted to intervene unless, as a condition of its intervention, it agrees to be bound by these dispute resolution provisions, including the provisions related to deference on appeal set forth in subsection 6.6.4.

          6.3.6 The Arbitrator shall consider all issues underlying a dispute including, if relevant, whether Bonneville's reliability criteria, standards, guidelines and operating procedures are reasonably consistent with Prudent Utility Practice, after giving consideration to consistently applied regional or national reliability standards, guidelines or criteria; provided, that Bonneville's reliability criteria, standards, and guidelines, and operating procedures for maintaining system reliability which were in effect and in writing as of July 1, 1993, or that are consistent with the provisions of reliability criteria, standards, guidelines, and operating procedures of the North American Electric Reliability Council and the WSCC which govern the planning, design, and operation of Members' transmission systems, but not the applicability, consistent application or interpretation of such criteria, standards, operating procedures and guidelines in regard to a particular request, shall be afforded a rebuttable presumption of reasonableness and consistency with Prudent Utility Practice by the Arbitrator. Bonneville's reliability criteria, standards, guidelines and operating procedures shall be consistently applied by Bonneville to its own use of its system and to Customer's request to use such system pursuant to a request for interconnection or Transmission Services.

          6.3.7 The Arbitrator shall take evidence submitted by the Parties in accordance with procedures established by the Arbitrator and may request additional information, including the opinion of recognized technical bodies. Parties shall be afforded a reasonable opportunity to rebut any such additional information.

     6.4 Substantive Standards and Decision. The Arbitrator shall apply to any dispute arising from a request for service the standards that FERC would apply to a request for FERC ordered service under FPA sections 211 and 212. As soon as practicable, but in no event later than 115 days of his or her selection as Arbitrator, the Arbitrator shall select, by written notice to the Parties, the proposed Award of a disputing party which best meets the terms and intent of this Agreement and conforms with the FPA and FERC's then-applicable standards and policies for FERC-ordered service; provided, however, if the Arbitrator concludes that no proposed Award is consistent with this Governing Agreement, the FPA, and FERC's then-applicable standards and policies, or addresses all issues in dispute, the Arbitrator shall specify how each proposed Award is deficient and request that the Parties submit within twenty (20) days new proposed Awards that cure the deficiencies stated by the Arbitrator. A written decision, including specific findings of fact, explaining the basis for the Award shall be provided by the Arbitrator. Awards will be based only on the evidence on the record before the Arbitrator. The decision shall be published in the NWRTA newsletter or on the electronic bulletin board. No Award that is not appealed shall be deemed to be precedential in any other arbitration related to a different dispute.

     6.5  Compliance and Costs.

          6.5.1 Immediately upon the decision by the Arbitrator, the disputing Parties shall take whatever action is required to comply with the selected Award to the extent the selected Award does not require regulatory action and no party seeks appeal. To the extent the Award requires local or federal approval or regulatory action, Bonneville shall promptly submit and support that portion of the Award with the appropriate authority. Any and all costs associated with the arbitration (not including the Parties' costs associated with attorney costs and expert witness fees) shall be borne by the Party or Parties whose proposed Award was not selected, unless the Parties agree to an alternate method of allocating costs.

     6.6 Bonneville Rate Proceedings. In case of a dispute arising under this Agreement concerning a Bonneville rate for requested Interconnection or Transmission Services ("Bonneville Rate Issue Dispute"):

          6.6.1 Except as otherwise provided in this subsection, this subsection
                6.6 shall apply to a Bonneville Rate Issue Dispute in lieu of subsection 6.3, 6.4, 6.5 of this Agreement; provided, that if Bonneville has by Federal Register notice initiated a hearing under subsection 7(i) of the Pacific Northwest Electric Power Planning and Conservation Act (Northwest Power Act) to establish, or to review and revise, a rate or rates of general applicability for FERC- ordered transmission services, and the Bonneville Rate Issue Dispute involves the appropriateness or application of such rate or rates to the Customer's request for Bonneville Transmission Services, then for purposes only of Customer's request for Bonneville Transmission Services a separate subsection 7(i) proceeding shall be held in accordance with the procedures of this subsection 6.6 to resolve that particular Bonneville Rate Issue Dispute unless the Arbitrator determines that (1) the separate 7(i) proceeding would frustrate the ongoing 7(i) proceeding and (2) resolution of the Bonneville Rate Issue Dispute in the ongoing 7(i) proceeding would not materially frustrate the Customer's need for an expeditious decision.

          6.6.2 Where the rate would have been subject to review and determination by FERC under subsection 212(i)(1) of the FPA if the rate dispute and any related good faith dispute over Transmission Services had been timely brought before FERC by an entity eligible to request FERC-ordered service under subsection 211 of the FPA, then pricing of Interconnection or Transmission Service by Bonneville in response to Customer request shall conform to subsection 212(i)(1)(ii) of the FPA and then-applicable standards and policies of FERC.

          6.6.3 A hearing on a Bonneville Rate Issue Dispute shall be held which comports in all respects with subsection 7(i) of the Northwest Power Act and other applicable requirements of Federal law, including any applicable requirements of the National Environmental Policy Act, with the addition that:

                (i) following compliance with the preconditions to arbitration set forth in subsection 6.2 of this Governing Agreement, and within 14 days of a disputing Party's ensuing request that the hearing process be commenced, each disputing Party shall submit a statement in writing to the other disputing Party, which statement shall set forth in reasonable detail the nature of the Bonneville Rate Issue Dispute, the issues to be raised in the hearing, and the proposed rate(s) sought through such hearing;

               (ii) Bonneville shall within 14 days of its receipt of the disputing Party's written statement prepare and submit for publication a Federal Register notice that in addition to meeting the requirements of Northwest Power Act subsection 7(i)(1), also sets forth the statements or notifies the public of their availability;

              (iii) the Hearing Officer/Arbitrator (hereafter Hearing Officer)
                    shall be selected as specified in subsection 6.3.2 of this Governing Agreement, which selection shall be officially recognized by

                    Bonneville;

               (iv) with the exception of any legally required process for taking participant comments, the hearing shall be held in Portland, Oregon, and in the Bonneville Rates Hearing Room if available, unless an alternative location is agreed to by all Parties to the hearing;

                (v) the Hearing Officer shall comport with subsections 6.3.4,
                    6.3.6 and 6.3.7 of this Governing Agreement, unless inconsistent with the procedural provisions of subsection 7(i) of the Northwest Power Act or the National Environmental Policy Act;

               (vi) the Hearing Officer shall, unless violative of subsection
                    7(i) of the Northwest Power Act or the National Environmental Policy Act, conduct the hearing in a manner calculated to ensure that no more than 115 days elapses from the date of the publicly noticed pre-hearing conference to the date of the Administrator's final decision pursuant to subsection 7(i)(5) of the Northwest Power Act;

              (vii) the Hearing Officer shall, unless the Hearing Officer becomes unavailable, make a recommended decision to the Administrator that (a) best meets the terms and intent of this Governing Agreement, subsection 212(i) of the FPA and FERC's then-applicable standards and policies for FERC-ordered service, and (b) sets forth the Hearing Officer's findings and conclusions, and the reasons or basis thereof, on all material issues of fact, law, or discretion presented on the record;

             (viii) in the case of rates described in subsection 6.6.2 above, the Administrator shall afford deference to the Hearing Officer's factual findings and determination of issues not of first impression (i.e., matters previously decided by FERC or a court of competent jurisdiction in cases involving comparable facts and circumstances); and

               (ix) the Administrator's final decision under subsection 7(i)(5)
                    of the Northwest Power Act shall also set forth the reasons for reaching any findings and conclusions which may differ from those of the Hearing Officer, based on the hearing record and the law.

          6.6.4 FERC Appeal. Bonneville shall file its final rates decision with FERC in accord with existing provisions of law and regulation. A disputing party to an arbitration may apply to FERC to appeal or protest that aspect of any Award relating to Bonneville's rate. Any appeal to FERC shall be based solely upon the record assembled by the Arbitrator, provided, however, that any order by an Arbitrator excluding material from the arbitration record or which is alleged to violate due process may be explicitly appealed to FERC. Bonneville and the Customer, in the case of Bonneville rates described in subsection 6.6.2 above, intend that FERC should afford deference to the Hearings Officer factual findings and determinations of issues not of first impression (i.e., matters previously decided by FERC or a court of competent jurisdiction in cases involving comparable facts and circumstances).

     6.7 Appeal to Claims Court. A disputing party to an arbitration may apply to the U.S. Claims Court to hear an appeal of that aspect of any Award relating to terms and conditions of requested service or a breach of this Agreement. Upon finding that any terms and conditions are inconsistent with this Agreement or that Bonneville has breached this Agreement, the Claims Court shall remand to the Arbitrator for any further determinations and decisions.

7.   EFFECTIVE DATE AND TERM.

     7.1 This Exhibit shall become effective when (1) the Agreement is signed by Bonneville and the Customer, and (2) after Bonneville becomes a member of either the Westwide RTA or Northwest RTA.

     7.2 This Exhibit shall have a term concurrent with the Agreement except as provided in subsection 12(b).

                                                  Exhibit F
                                                  Contract No. DE-MS79-95BP94766
                                                  Northwest Aluminum Company



                            STABILITY RESERVE SCHEMES
                            -------------------------

1. Import Contingency Load Tripping Schemes: Remedial Action Scheme for the loss of the AC Intertie and Remedial Action Scheme for the loss of the DC Intertie.

2.   Bellingham Area Load Tripping Scheme.

3.   Conkelley Area Load Tripping Scheme.

                              Department of Energy
                         Bonneville Power Administration
                                  P.O. Box 491
                               Vancouver, WA 98666

                                  July 20, 1995

                                                  Amendatory Agreement #1
                                                  Contract No. DE-MS79-94BP94442

Mr. Brett Wilcox, President
Northwest Aluminum Corporation
2727 NW Westover Road
Portland, OR 97210

Dear Mr. Wilcox:

The Bonneville Power Administration (BPA) is offering to extend your current Industrial Replacement Energy (IRE) Agreement until the earlier of:

     (a)  July 1, 1996; or
     (b)  The Effective Date of a new IRE Agreement,

with the following replacement for the first paragraph in Section 6:

     The Industry shall notify BPA in writing by close of business August 1, 1995, of its commitment to become an Independent IRE Purchaser (IP) as of July 1, 1995, through November 30, 1995. The Industry shall notify BPA in writing by November 15, 1995, of its commitment to become an IP for the period December 1, 1995, through the term of this Agreement. If BPA is not notified of the IP's commitment by the foregoing dates, it shall be deemed to be a Regular IRE Purchaser (RP) for such periods.

If the terms of this amendment are acceptable to you, please indicate your agreement by signing three originals of this amendment letter and returning two originals to BPA. The remaining original is for your files.

Sincerely,

  EDWARD L. BLEIFUSS

Edward L. Bleifuss
Manager, Short-Term Contracts

ACCEPTED:

Northwest Aluminum Corporation

       BRETT WILCOX
By:    ----------------------------
       Brett Wilcox
Title: President
Date:  7/29/95

                              Department of Energy
                         Bonneville Power Administration
                                  P.O. Box 3621
                           Portland, Oregon 97208-3621

                                                      SALES AND CUSTOMER SERVICE

August 31, 1995

Mr. Brett Wilcox
Northwest Aluminum Company
3313 West 2nd Street
The Dalles, OR  97058

Dear Brett:

Based upon prior discussions and to address our mutual needs, the Bonneville Power Administration (BPA) is offering at this time to extend your current General Transmission Agreement (Agreement) with BPA for an additional 15 years in the form of a contract to amend the Agreement. Enclosed for your consideration is a contract proposal executed by BPA which is irrevocable through September 30, 1995. Upon your execution, the contract shall become effective as of that date and binding upon both parties.

If this contract proposal is satisfactory, please sign both copies and return one copy to:

               Deidre Meaney
               Contract Information - MPSI
               Bonneville Power Administration
               P.O. Box 3621
               Portland, OR  97208-3621

Please call me at (503) 230-5879 if you have any additional questions.

Sincerely,

SYDNEY D. BERWAGER
-----------------------------------
Sydney D. Berwager
Senior Account Executive

Enclosures

                                                  Amendatory Agreement No. 1 to
                                                  Contract No. DE-MS79-95BP94766

                              AMENDATORY AGREEMENT
                                 executed by the
                            UNITED STATES OF AMERICA
                              DEPARTMENT OF ENERGY
                            acting by and through the
                         BONNEVILLE POWER ADMINISTRATION
                                       and
                           NORTHWEST ALUMINUM COMPANY

     This AMENDATORY AGREEMENT, executed ----------, 1995, by the UNITED STATES OF AMERICA (Government), Department of Energy, acting by and through the BONNEVILLE POWER ADMINISTRATION (Bonneville), and NORTHWEST ALUMINUM COMPANY (Northwest Aluminum), a corporation of the State of Oregon, each of which may be referred to herein individually as "Party" or collectively as "Parties".

                                   WITNESSETH:

     WHEREAS, Bonneville and Northwest Aluminum, entered into Contract No. DE-MS79- 95BP94766, (which as the same may be amended or replaced is hereinafter referred to as the General Transmission Agreement);

     WHEREAS, according to its terms the General Transmission Agreement continues in effect until the fifth anniversary of the Effective Date of the General Transmission Agreement;

     WHEREAS, the Parties to the General Transmission Agreement are willing to extend the General Transmission Agreement until the twentieth anniversary of the Effective Date of the General Transmission Agreement; and

     WHEREAS, Bonneville is authorized pursuant to law to dispose of electric power and energy generated at various Federal hydroelectric projects in the Pacific Northwest or acquired from other resources, to construct and operate transmission facilities, to provide transmission and other services, and to enter into agreements to carry out such authority;

     NOW THEREFORE, the Parties hereto mutually agree as follows:

     1.   This Agreement shall become effective upon its execution by both
          Parties.

     2. Upon the fifth anniversary of the Effective Date of the General Transmission Agreement, the term "fifth anniversary" in Section 1(a) of such General Transmission Agreement shall be replaced with the term "twentieth anniversary" such that the General Transmission Agreement shall continue in effect until 2400 hours on the twentieth anniversary of the Effective Date, and that the terms of the General Transmission Agreement shall govern transmission services provided thereunder for the additional 15 year period.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

                                       UNITED STATES OF AMERICA
                                       Department of Energy
                                       Bonneville Power Administration


                                       By:     SYNDEY D. BERWAGER
                                               ---------------------------------

                                       Name:   Sydney D. Berwager
                                               (Print/Type)

                                       Title:  Account Executive

                                       Date:   August 31, 1995


NORTHWEST ALUMINUM COMPANY

By:    BRETT WILCOX
      -----------------------------

Name:  Brett Wilcox
       (Print/Type)

Title: President

Date:  9/7/95